SEC-DOCUMENT
 SEC-HEADER
ACCESSION NUMBER:
CONFORMED SUBMISSION TYPE:    424B3
PUBLIC DOCUMENT COUNT:
FILED AS OF DATE:   19980504
SROS:          NONE

FILER:

  COMPANY DATA:
     COMPANY CONFORMED NAME:  CITIZENS COMMUNITY BANCORP, INC.
     CENTRAL INDEX KEY:
     STANDARD INDUSTRIAL CLASSIFICATION:     STATE COMMERCIAL BANKS
[6711]
     IRS NUMBER:         650614044
     FISCAL YEAR END:    1231

  FILING VALUES:
     FORM TYPE:          424B3
     SEC ACT:            1933ACT
     SEC FILE NUMBER:    333-47813
     FILM NUMBER:

  BUSINESS ADDRESS:
     STREET 1:           650 EAST ELKCAM CIRCLE
     CITY:               MARCO ISLAND
     STATE:              FL
     ZIP:                34145
     BUSINESS PHONE:     9413891800





  MAIL ADDRESS:
     STREET 1:           650 EAST ELKCAM CIRCLE
     CITY:               MARCO ISLAND
     STATE:              FL
     ZIP:                34145


 /SEC-HEADER
 DOCUMENT
 TYPE               424B3
 SEQUENCE      1
 DESCRIPTION   CITIZENS COMMUNITY BANCORP, INC.  424B3
 TEXT

                                                  PURSUANT TO RULE NO. 424(b)(3)
                                                       REGISTRATION NO. 333-4713



                                    [Company


                                      Logo]


                        CITIZENS COMMUNITY BANCORP, INC.
                             Up To 1,000,000 Shares
                                  Common Stock

         Citizens Community Bancorp, Inc., a Florida corporation ("CCBI", or the "Company" when discussed collectively with Citizens Community Bank of Florida ["Citizens Bank"] and Citizens Financial Corporation ["Citizens Financial"]) is offering, on a priority basis, up to 1,000,000 shares of common stock, par value $.01 per share ("Common Stock"), to "Depositors" (existing depositors of Citizens Bank who are Florida residents and have a "demand account" [defined herein to be a checking account, NOW account, or money market account with a minimum balance of $1,000)]), shareholders, employees and directors of the Company for the first 100 days following the date of this Prospectus (the "Initial Offering Period"). Each Depositor and shareholder as of the date of this Prospectus (the "Record Date") will receive a non-transferable right ("Subscription Right") to subscribe for and purchase at $7.50 per share (the "Subscription Price") a maximum of 3,000 shares individually, or together with associates of, or persons acting in concert with, such persons (hereinafter defined as "Related Party"); while each employee and director of the Company is being given a Subscription Right to purchase, individually or together with a Related Party, up to a maximum of 30,000 shares of Common Stock. See "Summary - Employees and Directors Purchase Exception". The offering of Common Stock to Depositors, shareholders, employees and directors is referred to herein as the "Initial Offering". The Subscription Right is subject to the availability of shares. See "Summary - Subscription Right". Immediately following the Initial Offering, CCBI will offer shares not subscribed for in the Initial Offering to members of the general public who are Florida residents to whom a copy of this Prospectus has been delivered (the "Community Offering"). The maximum number of shares that an individual or their Related Party may purchase in the Community Offering is 15,000 shares in the aggregate. The Subscription Price in the Community Offering is $7.50 per share. Individuals who purchase shares in the Initial Offering will be permitted to subscribe for shares in the Community Offering up to a maximum of 15,000 shares in the aggregate. The Initial Offering and the Community Offering are collectively referred to as the "Offering". The minimum number of shares that can be subscribed for in the Offering is 100 shares. No fractional shares will be issued. The Offering will be terminated, and all subscription funds, together with any interest earned thereon will be promptly returned if a minimum of 300,000 shares are not sold within 145 days of the Record Date.

         CCBI reserves the right to reject subscriptions received in the Community Offering, in whole or in part. Once a subscription is accepted by CCBI, it cannot be withdrawn. CCBI will not be required to issue shares of Common Stock pursuant to the Offering to any person or Related Party, who in the opinion of CCBI, would be required to obtain prior clearance or approval from any state or federal regulatory authority to own or control such shares. See "SUMMARY - Purchase Limitation". The Offering may be terminated by the Company at any time without prior notice. The Offering will be made on a continuous basis for approximately 12 months following the date of this Prospectus, with multiple closings.

         See "Risk Factors" beginning on page 9 for a discussion of certain risks that should be carefully considered by prospective purchasers of the Common Stock offered hereby.


THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION. NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    ------------------------------------------------ -------------------------- -------------------------- -------------------------

                                                           Subscription            Estimated Fees and           Proceeds to the
                                                             Price(1)           Underwriting Expenses(2)          Company(2)
    ------------------------------------------------ -------------------------- -------------------------- -------------------------
    ------------------------------------------------ -------------------------- -------------------------- -------------------------

    Per share in the Initial Offering                          $7.50                       $0                        $7.50
    ------------------------------------------------ -------------------------- -------------------------- -------------------------
    ------------------------------------------------ -------------------------- -------------------------- -------------------------

    Per share in the Community Offering                        $7.50                       $0                        $7.50
    ------------------------------------------------ -------------------------- -------------------------- -------------------------
    ------------------------------------------------ -------------------------- -------------------------- -------------------------

    Minimum Offering(3)                                     $2,250,000                     $0                     $2,250,000
    ------------------------------------------------ -------------------------- -------------------------- -------------------------
    ------------------------------------------------ -------------------------- -------------------------- -------------------------

    Maximum Offering(4)                                     $7,500,000                     $0                     $7,500,000
    ------------------------------------------------ -------------------------- -------------------------- -------------------------

(1)The securities offered hereby will be sold on a best-efforts 300,000 share minimum basis, by certain directors and executive officers of the Company and no commission will be paid on such sales.
(2) Before deducting Offering expenses estimated to be $100,000, including registration fees, legal and accounting fees, printing and other miscellaneous expenses.
(3) Amount based on the sale of 300,000 shares at $7.50 per share.
(4) Amount based on the sale of 1,000,000 shares at $7.50 per share.

                 The date of this Prospectus is April 14, 1998.

         The Common Stock of CCBI is not listed on any exchange and there currently is not an active market for the shares. There can be no assurance that an active and liquid trading market for the Common Stock will develop or, if developed, will be maintained. Currently the price quotation of CCBI's Common Stock appears on the National Quotation Bureau System "Pink Sheet," under the symbol "CCBI". It is the intent of CCBI to apply to Nasdaq to have its securities listed on the Nasdaq SmallCap Market as soon as CCBI is able to meet the qualification requirements. At the completion of the Offering, the Company should meet all of the requirements, except for the minimum of three market makers making a market in its securities. The Company believes that it will satisfy this requirement, but no assurance can be given that there will be three active market makers in the Company's securities at the completion of the Offering, or that the listing requirements for Nasdaq SmallCap Market will not have changed at that time.

         CCBI is offering a maximum of 1,000,000 shares of Common Stock (the "Maximum Offering") and must sell, in the first 145 days of the Offering, a minimum of 300,000 shares of Common Stock (the "Minimum Offering") or the Offering will not be consummated and all funds submitted to the Escrow Agent (as hereinafter defined) will be promptly returned with interest. See "THE OFFERING -- Conditions to Consummation of the Offering". All subscriptions are irrevocable once accepted by the Company. The Company reserves the absolute right to cancel all subscriptions and return all subscription funds, including any income thereon, realized from the investment of such funds, for any reason whatsoever, at any time prior to the time that the Company withdraws subscription funds from the Escrow Account. See "TERMS OF THE OFFERING".

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance therewith, files electronically with the Securities and Exchange Commission ("Commission") through the Commission's Electronic Data Gathering Analysis and Retrieval ("EDGAR") system, reports, proxy statements and other information which may also be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and 3475 Lenox Road, N.E., Suite 1000, Atlanta, GA 30326-1232. Copies of such material may also be reviewed on the Commission's Web Site, http://www.sec.gov.

         The Company has electronically filed with the Commission through EDGAR a Registration Statement on Form SB-2 ("Registration Statement") under the Securities Act of 1933 ("Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and in the exhibits thereto. Certain items were omitted in accordance with the rules and regulations of the Commission. Any interested party may inspect the Registration Statement without charge at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and may obtain copies of all or any part of it from the Commission upon payment of the fees prescribed by the Commission. Statements contained herein which refer to a document filed as an exhibit to the Registration Statement are qualified in their entirety by reference to the copy of such document filed with the Commission. The Registration Statement may also be reviewed on the Commission's Web Site.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The Company's 1997 Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, excluding the Company's financial statements which have been included elsewhere herein, is incorporated herein by reference.

         Any documents filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended December 31, 1997, shall be deemed to be incorporated by reference in this Prospectus and shall be a part hereof from the date of filing of such documents with the Commission. Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or suspended for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person (including any beneficial owner) to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document incorporated by reference herein (other than an exhibit to such a document unless such exhibit is specifically incorporated by reference into such document). Requests for such copies should be directed to: Citizens Community Bancorp, Inc., 650 East Elkcam Circle, Marco Island, Florida 34145, Attention: Stephen McLaughlin, Senior Vice President-Shareholder Relations (941) 389-1800.

         [Florida map with Citizens Bank's locations in Marco Island and
                          Naples, Florida highlighted]

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements, including the Notes thereto, appearing elsewhere or incorporated by reference in this Prospectus. All per share amounts have been adjusted to reflect the December 15, 1997, two-for-one stock split.

The Company

General. Citizens Community Bancorp, Inc. ("CCBI") is a one-bank holding company organized under the laws of the State of Florida and headquartered in Marco Island, Florida. CCBI operates primarily through its wholly-owned banking
subsidiary,   Citizens   Community  Bank  of  Florida   ("Citizens   Bank"),   a
Florida-chartered commercial bank. CCBI's non-bank subsidiary is Citizens Financial Corp. ("Citizens Financial") which is inactive. CCBI, Citizens Bank and Citizens Financial are collectively referred to as the "Company". The Company operates from two full-service banking offices, the main office in Marco Island, Florida, and the East Tamiami Trail Branch Office in Naples, Florida. The Company's primary business is attracting deposits from the general public and using those deposits, together with borrowings and other funds, to originate loans and purchase investments. Citizens Bank is the only independent community bank headquartered in Marco Island.

         The Company operates a traditional community banking business through strategically located banking facilities and a friendly, professional staff that is committed to developing long-term relationships with customers by offering personalized, quality service. The Company offers a broad range of retail and commercial banking services, including various types of deposit accounts and loans for consumers and businesses. As part of its community banking approach, the Company encourages its officers to actively participate in community organizations.

         The Company actively engages in mortgage banking which includes the origination and subsequent sale of residential mortgage loans. During 1997, the Company originated $27.0 million and sold $4.7 million in residential mortgage loans. This activity has provided and is expected to continue to provide significant non-interest income to the Company.

         The Company continues to increase its commercial and consumer lending activities to further diversify its loan portfolio. As of December 31, 1997, the Company's loan portfolio totaled $26.7 million, of which 27% consisted of residential mortgage loans, 35% consisted of commercial real estate loans, 29% consisted of commercial loans, and 9% consisted of consumer loans.

         The Company's primary service area is Marco Island and Naples, Florida (the "Primary Service Area") which have populations of approximately 13,000 people and 100,000 people, respectively. The major industries in the Primary Service Area are tourism, retail trade, insurance and real estate. Marco Island and Naples are located in Collier County, which is, geographically, the second largest County in Florida. See "BUSINESS Primary Service Area".

         As of December 31, 1997, the end of the first full year of operation, the Company had total assets of $44.4 million, total deposits of $36.9 million and total stockholders' equity of $6.8 million. The Company reported consolidated net earnings of $110,000 or $.07 per basic and diluted share for the year ended December 31, 1997.

Business Strategy. The Company's goal is to establish itself as the leading community bank in its Primary Service Area and to expand its presence in Southwest Florida through consistent growth and a prudent operating strategy. As part of these strategies, the Company is continuing to focus on:

          Growing by expansion and acquisition
          Developing  commercial lending relationships
          Emphasizing  mortgage banking  activities
          Maintaining high credit quality

Risk Factors

Prospective investors should consider the information discussed under "RISK FACTORS" beginning on page 9 herein.

Use of Proceeds

The Company will use the proceeds of this Offering to enhance its capital levels in order to support future growth, expansion of the Marco Island facility, expansion in the Southwest Florida market through acquisition of existing small financial institutions or establishment of de novo branch facilities, and for general corporate purposes. See "USE OF PROCEEDS".

Dividends

CCBI has not paid a dividend (cash or stock) since its inception. The Company expects that its earnings will be retained to support growth and expansion into new business opportunities. The Company does not expect to pay a cash dividend in the foreseeable future. See "MARKET FOR COMMON STOCK AND DIVIDENDS".

The Offering

Common Stock Offered by the Company. The Company is offering a minimum of 300,000 shares of Common Stock (the "Minimum Offering") and a maximum of 1,000,000 shares of Common Stock (the "Maximum Offering").

Common Stock Outstanding Immediately After the Offering. As of December 31, 1997, there were 1,571,624 shares of Common Stock outstanding. Had the Offering closed on that date, at the Minimum Offering and the Maximum Offering, there would be 1,871,624 shares and 2,571,624 shares of Common Stock outstanding, respectively, excluding the 642,775 shares issuable pursuant to the Company's outstanding Warrants, which as of December 31, 1997, had not been exercised.

Initial Offering. In the Initial Offering, each Depositor of Citizens Bank (defined herein to be a depositor who, as of the Record Date, is a Florida resident and who has a demand account [defined herein to be a checking account, NOW account, money market account with a minimum balance of $1,000]), and each shareholder, as of the Record Date, together with any "Related Party" of a Depositor or shareholder (defined herein as individually or together with associates or persons acting in concert with such persons) are being provided, on a priority basis, a Subscription Right to purchase, at $7.50 per share, up to 3,000 shares of Common Stock; while each employee and director of the Company is being given a Subscription Right to purchase, individually or together with a Related Party, up to 30,000 shares of Common Stock. The Subscription Right is subject to the availability of shares. Depositors, shareholders, employees and directors, together with any Related Parties, will be permitted to purchase their respective limits provided the aggregate number of shares owned at the conclusion of the Offering does not result in the individual or Related Party's beneficial ownership exceeding 9.9%. See "Purchase Limitation" and "RISK FACTORS
- Voting Control".

Community Offering. Immediately following the Initial Offering Period, the Company will offer shares not subscribed for in the Initial Offering to the general public, at $7.50 per share, with a purchase minimum of 100 shares and a maximum of 15,000 shares. Individuals who purchase shares in the Initial Offering will be permitted to subscribe for shares in the Community Offering up to a maximum of 15,000 shares in the aggregate. Shares purchased by Depositors and shareholders in the Community Offering will not be on a priority basis. See "Purchase Limitation".

Subscription Right. Depositors and shareholders, as of the Record Date, and employees and directors of the Company are being given the right to purchase ("Subscription Right") shares of Common Stock in the Initial Offering. The Subscription Right is subject to shares being available at the time the subscription is delivered to and accepted by the Company. Subscriptions will be honored in the order in which they are received (as of the logged in time and date) by the Company, subject to the Order Form being determined by the Company (in its sole discretion) to be valid and complete. See "THE OFFERING - Procedure for Subscribing for Common Stock".

Employees and Directors Purchase Exception. Each employee and director of the Company, together with their Related Parties, will be permitted to purchase up to an aggregate of 50,000 shares during the Initial Offering, or in the Community Offering. Purchases made in the Community Offering will not be on a priority basis.

Conditions of the Offering. The Offering is being made on a best efforts basis and will expire 12 months from the date of the Prospectus, unless terminated beforehand at the sole discretion of the Board of Directors. Funds received by the Company during the Initial Offering Period will be deposited with the Escrow Agent. Funds so deposited may be released to the Company only in accordance with the terms of the Escrow Agreement between the Company and the Escrow Agent. The Offering will be terminated by the Company if, by 5:00 p.m., Local Time, on September 6, 1998, subscriptions for a minimum of 300,000 shares have not been received and forwarded to the Escrow Agent, or the Company has previously canceled the Offering prior to withdrawing funds from the Escrow Account.

Subscription Price. The "Subscription Price" in the Offering is $7.50 per share. The Common Stock is not publicly traded. The Board of Directors determined the Subscription Price per share after considering, among other criteria, the Company's assets, book value and the last three private trades reported to the Company.

Expiration Date. The Initial Offering will expire at 5:00 p.m., Local Time, on July 23, 1998. The Minimum Offering will expire on September 6, 1998. The Community Offering will expire at 5:00 p.m. on April 13, 1999, collectively the "Expiration Date".

Procedure for Subscribing for Common Stock. Individuals participating in the Initial Offering or the Community Offering, must properly complete the Order Form which accompanies this Prospectus. The Order Form must be forwarded, with full payment of the aggregate Subscription Price, to the Company on or prior to the respective Expiration Date. If the mail is used to forward Order Forms, it is recommended that insured, registered mail, return receipt requested, be used. See "THE OFFERING - Issuance of Common Stock".

Subscriptions for the Common Stock which are accepted by the Company from Depositors, shareholders, employees and directors in the Initial Offering, or from persons participating in the Community Offering, may not be revoked. The Company will forward the accepted subscription funds to an escrow account established with the Independent Bankers' Bank of Florida (the "Escrow Agent". See "THE OFFERING - Procedure for Subscribing for Common Stock".

Procedure for Purchases by Foreign Depositors and Shareholders. Order Forms will not be mailed to Depositors or shareholders whose addresses are outside the United States or who have an APO or FPO address, but will be held by the Company for their account. In order to purchase shares in the Initial Offering, such Depositors or shareholders must notify the Company and take all other steps necessary to affect the purchase of the shares subscribed for on or prior to the Initial Offering Expiration Date. See "THE OFFERING - Foreign and Certain Other Shareholders".

Blue Sky Considerations. CCBI has determined that its shareholders reside in 27 states, based upon the most current information available from its records. The sale of the securities in this Offering are exempt or will be made exempt by appropriate filings in 22 states. The securities being offered to shareholders, Depositors, and the general public, in Florida, will be registered. None of the securities in this Offering will be sold to shareholders residing in Kentucky and New York, as CCBI has determined not to register in Kentucky and New York.

Persons Holding Shares of Common Stock, or Wishing to Exercise Subscription Rights Through Nominees. Subscription rights of existing Depositors and shareholders are non-transferable. Shareholders holding shares of Common Stock through a broker, dealer, commercial bank, trust company or other nominee, as well as persons holding certificates of Common Stock personally who would prefer to have such entities effect transactions relating to the subscription rights on their behalf, should contact the appropriate institution or nominee and request it to effect the transactions for them. See "THE OFFERING - Procedure for Subscribing for Common Stock".

Issuance of Common Stock. Provided that all conditions necessary to consummate the Offering are satisfied, including the sale in the Offering of the minimum number of shares of Common Stock, certificates representing shares of Common Stock purchased pursuant to the Offering will be delivered to purchasers as soon as practical after the Expiration Dates of the Minimum Offering and the Community Offering and after all prorations and adjustments contemplated by the Initial Offering and Community Offering have been effected. No fractional shares will be issued in the Offering. See "THE OFFERING - Issuance of Common Stock".

Purchase Limitation. The Company will not be required to issue shares of Common Stock pursuant to the Offering to any person who, in the opinion of the Company, would be required to obtain prior clearance or approval from any state or federal regulatory authority to own or control such shares. The minimum number of shares of Common Stock any person may purchase in the Offering is 100 shares and the maximum number any person may purchase individually or in the aggregate (except for employees and directors who with their Related Parties may in the aggregate purchase up to 30,000 shares) in the Initial Offering is 3,000 shares and 15,000 shares in the Community Offering; provided, no person shall be allowed to purchase (individually, or with their Related Party) shares of Common Stock in the Offering which when aggregated with current holdings would exceed 9.9% of the total number of shares outstanding at the conclusion of the Offering. See "RISK FACTORS - Voting Control".

Right to Amend or Terminate the Offering. CCBI expressly reserves the right to amend the terms and conditions of the Offering, whether the terms and conditions are more or less favorable to Depositors, shareholders and other participants. In the event of any material change to the terms of the Offering, such as a change in the Minimum Offering, the Subscription Price or an extension beyond April 13, 1999, which changes would affect the investment decision of subscribers, CCBI will file a post-effective amendment to its Registration Statement, of which this Prospectus is a part, and re-solicit subscribers through a Supplemental Prospectus to the extent required by the Commission.

Escrow Agent. The Independent Bankers' Bank of Florida, 109 East Church Street, Orlando, Florida 32801 (the "Escrow Agent") will serve as the Escrow Agent for the Offering. See "THE OFFERING - Procedure for Subscribing for Common Stock".

Transfer Agent and Registrar. Prior to the Offering, the Company served as transfer agent for the Common Stock. The Company has engaged Registrar and Transfer Company, Cranford, New Jersey, to handle stock transfers, stock record keeping, and mailing of all proxy materials. See "THE OFFERING - Transfer Agent and Registrar".

Intentions of Executive Officers and Directors. The executive officers and directors of the Company have preliminarily indicated that collectively they intend to purchase approximately 150,000 shares of Common Stock in the Offering. See - "BENEFICIAL OWNERSHIP OF COMMON STOCK".

Information on the Offering. If you have questions concerning the Offering, contact the Stock Sales Center at 1-800-895-0955, Voice Mail Box Number 275.

                            SUMMARY OF FINANCIAL DATA
                                                         At or for the
                                                     Year Ended December 31,
                                                     -----------------------
                                                       1997          1996
                                                       -----         ----
                                                    (In thousands except per
                                                         share data)
                                                  ---------------------------

Selected Balance Sheet Data:
     Total assets                                    $ 44,422     $ 25,028
     Cash and cash equivalents                         12,211        8,042
     Securities                                         2,499        2,240
     Loans, net                                        26,420       12,116
     Deposit accounts                                  36,938       17,885
     Stockholders= equity                               6,771        5,964

Selected Operating Data:
     Total interest income                           $  2,523         $740
     Total interest expense                             1,208          283
     Net interest income                                1,315          457
     Net-interest income after
      provisions for loan losses                        1,162          312
     Non-interest income                                  273           70
     Non-interest expenses                              1,260          915
     Earning (loss) before
      income taxes (benefit)                              175         (533)
     Income taxes (benefit)                                65         (191)
     Net earnings (loss)                                  110         (342)



Per Share Data(1):
     Basic earnings (loss) per share                 $    .07     $   (.26)
                                                     ========     ========
     Diluted earnings (loss) per share               $    .07     $   (.26)
                                                     ========     ========
     Book value per share(2)                         $   4.31     $   4.22
                                                     ========     ========

Performance Ratios:
     Return on average assets (R.O.A.)                    .30%       (2.71)%
     Return on average equity (R.O.E.)                   1.72%      (10.35)%
     Interest-rate spread during the period              4.02%        2.33 %
     Non-interest expense to average assets              3.45%        7.24 %

Other Ratios and Data:
     Average equity to average assets                   17.47%       26.16%
     Allowance for credit losses as
      a percentage of total loans outstanding            1.12%        1.18%
     Nonperforming loans and foreclosed
      real estate as a percentage of total               *(3)         *(3)
     assets                                                 2            1
     Total number of full-service banking offices

Capital Adequacy Ratios(4):
     Leverage capital ratio                             10.67%       19.46%
     Total risk-based capital ratio                     17.67%       30.80%
     Stockholders' equity to total assets               15.24%       23.83%

---------------------------
(1) Consolidated per share data has been presented to give retroactive effect to the two-for-one stock split, effective December 15, 1997.
(2) The book value per share as of December 31, 1997, would have been $4.41 assuming the exercise of stock options and Warrants outstanding on that date.
(3) The Company had no nonperforming loans or foreclosed real estate for the periods indicated.
(4) Capital ratios are computed using the year-end regulatory capital of Citizens Bank. See "CAPITAL RATIOS" for capital ratios relating to the Company.

                                  RISK FACTORS

         Before   purchasing  the  Common  Stock  offered  hereby,   prospective
investors should consider carefully the following factors, in addition to other information contained in this Prospectus.

Interest Rate Risk

         CCBI's earnings depend, to a large extent, upon the level of Citizens Bank's net interest income which is primarily influenced by the relationship between its cost of funds (deposits and borrowings) and the yield on its interest-earning assets (loans and investments). This relationship, known as the net interest margin, is subject to fluctuation and is affected by regulatory, economic and competitive factors which influence the level of interest rates, the volume, rate and mix on interest-earning assets and interest-bearing liabilities. As part of its interest rate risk management strategy, management seeks to reduce its exposure to interest rate changes by matching the maturity and repricing horizons of interest-earning assets, and interest-bearing liabilities.

         As of December 31, 1997, total interest-earning assets maturing or repricing within one year were less than total interest-bearing liabilities maturing or repricing in the same period by $8.3 million, representing a cumulative one-year interest rate sensitivity gap as a percentage of total interest-earning assets of negative 18.6%. As a result, the yield on the Company's interest-earning assets should adjust to changes in market interest rates at a slower rate than the cost of the Company's interest-bearing liabilities. Consequently, the Company's net interest income could be adversely affected during periods of rising interest rates. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Asset and Liability Management".

Credit Risk

         In originating loans, there is a substantial likelihood that credit losses will occur. This risk of loss varies with, among other things, general economic conditions, the type of loan made, the credit worthiness and debt servicing capacity of the borrower over the term of the loan and, in the case of a collateralized loan, the value and marketability of the collateral securing the loan. Management maintains an allowance for loan losses based on, among other things, historical loan loss experience, known inherent risks in the loan portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and an evaluation of current economic conditions. Additional provision for loan losses may be required should economic or other conditions change substantially in the future.

         As of December 31, 1997, the Company's allowance for loan losses was $298,000, which represented 1.12% of net loans. Approximately 27% of the loan portfolio was comprised of permanent and construction-permanent mortgage loans secured by residential properties and, the Company has not yet experienced a loss. As of December 31, 1997, there were no nonperforming loans in the portfolio. The Company actively monitors its asset quality to maintain an adequate allowance for loan losses. Although management believes that its allowance for loan losses is adequate, there can be no assurance that the allowance will prove sufficient to cover future loan losses. Significant additions to the Company's allowance for loan losses would have a material adverse effect on the Company's results of operations and financial condition. See "BUSINESS - Provision for Losses on Loans".



Growth by Expansion and Acquisitions

         The Company's strategy to expand by establishing new branch offices is dependent on its ability to identify and open advantageous branch office locations and to generate new deposits and loans from those locations that will create an acceptable level of net income for the Company. At the same time, the Company's strategy to grow through selective acquisitions of financial institutions or branches of such institutions is dependent on successfully identifying, acquiring and integrating such institutions or branches. There can be no assurance the Company will be successful in implementing its growth strategy or in identifying attractive acquisition candidates, acquiring such candidates on favorable terms or successfully integrating any acquired institutions or branches into the Company. See "BUSINESS - Competition".

Competition

         The banking and financial services industry is highly competitive. In its Primary Service Area, the Company competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than the Company and may offer certain services that the Company does not or cannot provide. The profitability of the Company depends upon its continued ability to successfully compete in its market areas. See "BUSINESS - Competition".

Local Economic Conditions

         The success of the Company is dependent, to a certain extent, upon the general economic conditions in the geographic market served by the Company. Although the Company expects that economic conditions will continue to be favorable in Collier County, no assurance can be given that these favorable economic conditions will continue. Adverse changes in economic conditions in the Company's geographic market would likely impair its ability to collect loans and could otherwise have a material adverse effect on the results of operations and financial condition of the Company. An example of potential unfavorable changes in economic conditions which could affect the Company's geographic market includes adverse weather conditions resulting from natural causes, such as a hurricane.

Supervision and Regulation

         Bank holding companies and banks operate in a highly regulated environment and are subject to supervision and examination by several federal and state regulatory agencies. CCBI is subject to the Bank Holding Company Act of 1956 ("BHCA") and to regulation and supervision by the Board of Governors of the Federal Reserve System ("Federal Reserve"). Citizens Bank is also subject to the regulation and supervision of the FDIC and the Florida Department of Banking and Finance ("Florida Department"). Federal and state laws and regulations govern matters ranging from deposit insurance premiums to the regulation of certain debt obligations, changes in control of bank holding companies, as well as the maintenance of adequate capital for the general business operations and financial condition of Citizens Bank, including permissible types, amounts and terms of loans and investments, the amount of reserves against deposits, restrictions on dividends, establishment of branch offices, and the maximum rate of interest that may be charged by law. The Federal Reserve also possesses cease and desist powers over bank holding companies to prevent or remedy unsafe or unsound practices or violations of law. These and other restrictions limit the manner by which the Company may conduct its business and obtain financing. Furthermore, the commercial banking business is affected not only by general economic conditions, but also by the monetary policies of the Federal Reserve. These monetary policies have had, and are expected to continue to have, significant effects on the operating results of commercial banks. Changes in monetary or legislative policies may affect the ability of Citizens Bank to attract deposits and make loans, and changes in applicable statutes and regulations could, under certain circumstances, adversely affect the Company.

Anti-Takeover Provisions

         The Company's Amended and Restated Articles of Incorporation ("Articles of Incorporation") contain provisions requiring super-majority shareholder approval to effect certain extraordinary corporate transactions which have not been approved by the Board of Directors. The effect of these provisions is to make it more difficult to effect a merger, sale of control or similar transaction involving the Company even though a majority of the Company's shareholders may vote in favor of such a transaction. In addition, the Company's Articles of Incorporation provide for classes of Directors, whereby one-third of the members of the Board of Directors shall be elected each year and each Director of the Company will serve for a term of three years. Finally, the Company's Articles of Incorporation provide that Florida's Control-Share Acquisition Statute shall apply to acquisitions of control shares, as defined therein, of the Company's Common Stock. The effect of these provisions is to make it more difficult to effect a hostile change in control of the Company through the acquisition of a large block of the Company's Common Stock. See "DESCRIPTION OF CAPITAL STOCK".

Absence of Shareholder Preemptive Rights

         No holders of the Common Stock of the Company have preemptive rights with respect to the issuance of shares of any class of stock. The total number of shares of all classes of capital stock which the Company has the authority to issue is 10,000,000 shares, consisting of 2,000,000 shares of Preferred Stock, par value $0.01 per share and 8,000,000 shares of Common Stock, par value $0.01 per share. Each share of Common Stock is entitled to one vote per share in all matters requiring a vote of shareholders. The Board of Directors of the Company could from time to time determine to issue additional shares of the authorized Preferred Stock or Common Stock of the Company, in addition to the shares offered hereby and in such event the ownership interest of the subscribers in this Offering may be diluted.

Voting Control

         As of December 31, 1997, Richard Storm, Jr., together with his wife, beneficially owned approximately 25.9% of the Company's Common Stock (based upon 1,737,504 shares issued and outstanding in the event Mr. Storm exercised his Warrants for 158,730 shares) and will beneficially own approximately 24.04% and 17.05% of the issued and outstanding Common Stock after the Minimum Offering and the Maximum Offering, if they choose not to purchase shares in the Offering. Mr. Storm is not subject to the aggregate 9.9% Purchase Limitation since his current beneficial ownership exceeds this amount. Mr. Storm received regulatory approval to own in excess of 25.0% of the Company's Common Stock as part of the original stock offering. Mr. Storm and his family comprise the single largest voting block of the Common Stock and after this Offering, it is anticipated that they will continue to have a significant influence on the election of members of the Board of Directors and other stockholder matters. See "BENEFICIAL OWNERSHIP OF COMMON STOCK".


Dilutive Effect of Purchase Warrants and Stock Options

         In connection with the company's initial public offering, Purchase Warrants were issued which when adjusted for the two for one stock split and fully exercised would result in an additional 1,340,000 shares being issued at $4.50 per share (each Warrant entitles the holder to purchase one share of Common Stock). As of December 31, 1997, there were 1,285,550 Purchase Warrants (representing 1,285,550 shares authorized to be issued at $4.50 per share) that had not been exercised.

         Stock options have been granted periodically to officers and employees of the Company at exercise prices equal to fair market value at the date of grant. As of December 31, 1997, there were stock options to purchase 155,400 shares of Common Stock outstanding (at a weighted average exercise price of $5.05 per share). The Board of Directors has approved, as an amendment to the 1996 Stock Option Plan ("Plan"), increasing the amount of shares covered under the Plan by 75,000 shares. The increase in stock option shares is subject to shareholder approval at the 1998 Annual Meeting of Shareholders. The exercise of such options would have a dilutive effect on the Company's book value per share, only if the Company's book value per share exceeded the option exercise price at the time of exercise. See "SELECTED CONSOLIDATED FINANCIAL DATA".

Impact on Earnings Per Share

         The issuance of up to 1,000,000 shares offered hereby may adversely affect the Company's earnings per share until such time as the net proceeds of this Offering are fully utilized to generate additional assets and deposits through both internal and external means. See "Growth by Expansion and Acquisition" and "USE OF PROCEEDS".

Limited Trading Market

         The price of the Company's Common Stock is currently quoted on the National Quotation Bureau System Pink Sheets under the symbol "CCBI". Prior to this Offering, there has been only limited trading activity. Although the Company expects that an active trading market will develop, there can be no assurance that an active trading market will develop at the completion of this Offering or that such a market, if developed, will continue. It is the Company's intent to list the Common Stock on the Nasdaq - SmallCap Market sometime during the fourth quarter of 1998 or the first quarter of 1999 depending on market conditions and assuming the Company meets the Nasdaq SmallCap listing requirements. See "MARKET FOR COMMON STOCK AND DIVIDENDS".

Shares Eligible for Future Sale

         Sales of Common Stock in the public market following this Offering could adversely affect the market price of the Common Stock. Following this Offering, approximately 1,061,554 shares of Common Stock held by current shareholders, as well as the 1,000,000 maximum shares offered hereby, will be eligible for immediate sale without restriction in the public market. The executive officers and directors of CCBI, and certain officers of Citizens Bank own the remaining 510,070 shares of Common Stock in the aggregate. Shares held by officers and directors are subject to the volume and other limitations of Rule 144 adopted under the Securities Act. See "SHARES ELIGIBLE FOR FUTURE SALE".

                                 USE OF PROCEEDS

         The net proceeds to the Company from the sale of the Common Stock offered hereby will be approximately $2,150,000 at the Minimum Offering, net of estimated Offering expenses, and $7,400,000 at the Maximum Offering, net of estimated Offering expenses of $100,000. The net proceeds to be raised in the Offering will depend upon the number of shares of Common Stock sold in the Offering and the actual amount of expenses incurred in the Offering, which may differ from the estimates herein.

         The Company intends to use the net proceeds to support future growth, including the expansion of the Company's main office location, and for general corporate purposes. Future growth is expected to occur both by establishing new branch offices and through selective acquisitions of other financial institutions or branch offices from such other institutions, primarily in the Southwest Florida Market of Collier, Lee and Charlotte Counties. The Company currently has no specific plans for, and has not entered into any agreement or understanding concerning, any such acquisitions. Pending the application of proceeds in the manner set forth above, the net proceeds will initially be invested by the Company in short-term, interest-bearing securities.

                                 CAPITALIZATION

         The following table sets forth the consolidated capitalization of the Company as of December 31, 1997, and as adjusted to give effect to the sale of a minimum of 300,000 shares and a maximum of 1,000,000 shares of Common Stock offered hereby, at $7.50 per share, net of estimated Offering expenses.



                                                     As          As
                                                  Adjusted    Adjusted
                                                    for         for
                                                   Minimum     Maximum
                                      Actual       Offering    Offering
                                      ------       --------    --------

                                               (In thousands)
                                      ----------------------------------
                                     $   36,938    $ 36,938   $   36,938
                                     ==========    ========   ==========

Stockholders' equity:

Common Stock, $0.01 par value,
 8,000,000 shares authorized,
 1,571,624 issued and outstanding
 (1,871,624 shares at the Minimum
 Offering and 2,571,624 shares
 at the Maximum Offering)            $       15    $     19   $       26

Additional paid-in capital                7,011       9,157       14,400

Accumulated deficit                        (255)      (255)         (255)
                                     ----------       -----       ------

   Total stockholders' equity        $    6,771       8,$21       14,171
                                     ==========       =====       ======
-------------------------------
(1) Amount includes shares issued in the two-for-one stock split.
(2) Excludes 155,400 shares of Common Stock issuable pursuant to outstanding stock options at an average exercise price of $5.05 per share.


                       DETERMINATION OF SUBSCRIPTION PRICE

         The Common Stock of the Company is not publicly traded on any stock exchange. The book value of the Company's shares at December 31, 1997, was $4.31 per share. The $7.50 Subscription Price per share in the Offering was set by the Board of Directors after considering the Company's book value, assets, and the last three private trades of the Common Stock, recent common stock offerings for financial institutions, and the demand for the Company's Common Stock. The Subscription Price is not, however, necessarily reflective of the value of the Common Stock in that no independent appraisal was made to determine the value of the Common Stock.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following table presents selected consolidated financial data for the Company for each of the two years ended December 31, 1997 and December 31, 1996. The data should be read in conjunction with the Company's consolidated financial statements, including the related notes, included elsewhere herein, and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

                                                              At or for the
                                                         Year Ended December 31,

                                                           1997         1996
                                                          -----         ----

                                                             (In thousands
                                                        except per share data)
                                                     ---------------------------

Selected Balance Sheet Data:
         Total assets                                    $ 44,422     $ 25,028
         Cash and cash equivalents                         12,211        8,042
         Securities                                         2,499        2,240
         Loans, net                                        26,420       12,116
         Deposit accounts                                  36,938       17,885
         Stockholders' equity                               6,771        5,964

Selected Operating Data:
         Total interest income                           $  2,523     $    740
         Total interest expense                             1,208          283
         Net interest income                                1,315          457
         Net interest income
          after provision for loan losses                   1,162          312
         Non-interest income                                  273           70
         Non-interest expenses                              1,260          915
         Earnings (loss) before
          income taxes (benefit)                              175         (533)
         Income taxes (benefit)                                65         (191)
         Net earnings (loss)                                  110         (342)

Per Share Data(1):
         Basic earnings (loss) per share                 $    .07     $   (.26)
                                                         ========     ========
         Diluted earnings (loss) per share               $    .07     $   (.26)
                                                         ========     ========
         Book value per share(2)                         $   4.31     $   4.22
                                                         ========     ========


Performance Ratios:
         Return on average assets (R.O.A.)                    .30%       (2.71)%
         Return on average equity (R.O.E.)                   1.72%      (10.35)%
         Interest-rate spread during the period              4.02%        2.33 %
         Non-interest expense to average assets              3.45%        7.24 %

Other Ratios and Data:
         Average equity to average assets                   17.47%       26.16%
         Allowance for credit losses
          as a percentage of total loans                     1.12%        1.18%
         outstanding
         Nonperforming loans and foreclosed
          real estate as a percentage of                      *(3)         *(3)
          total assets                                          2            1
         Total number of full-service banking offices

Capital Adequacy Ratios(4):
         Leverage capital ratio                             10.67%       19.46%
         Total risk-based capital ratio                     17.67%       30.80%
         Stockholders' equity to total assets               15.24%       23.83%
-------------------------
(1) Consolidated per share data has be en presented to give retroactive effect to the two-for-one stock split, effective December 15, 1997.
(2) The book value per share as of December 31, 1997, would have been $4.41 assuming the exercise of stock options and Warrants outstanding on that date.
(3) The Company had no nonperforming loans or foreclosed real estate for the periods indicated.
(4) Capital ratios are computed using the year-end regulatory capital of Citizens Bank. See "CAPITAL RATIOS" for capital ratios relating to the Company.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         CCBI was incorporated on May 24, 1995. CCBI owns 100% of the outstanding common stock of Citizens Bank, which commenced operations on March 8, 1996, and Citizens Financial Corp., a mortgage brokerage company which was incorporated on March 27, 1997. Citizens Financial is currently inactive. CCBI was organized simultaneously with Citizens Bank and its primary business is the ownership and operation of Citizens Bank and Citizens Financial. Citizens Bank is a Florida state-chartered commercial bank and its deposits are insured by the FDIC. Citizens Bank provides community banking services to businesses and individuals in Marco Island, Naples and to a lesser extent greater Collier County, Florida.

Liquidity and Capital Resources

         A state-chartered commercial bank is required under Florida Law and FDIC regulations to maintain a liquidity reserve of at least 15% of its total transaction accounts and 8% of its total non-transaction accounts subject to certain restrictions. The reserve may consist of cash-on-hand, demand deposits due from correspondent banks, and other investments and short-term marketable securities.

         The Company's primary source of funds during the year ended December 31, 1997, was from net deposit inflows of $19.1 million which were used primarily to originate loans. At December 31, 1997, the Company had outstanding commitments to originate loans totaling $1.0 million and commitments to borrowers for available lines of credit totaling $5.1 million. At December 31, 1997, the Bank exceeded its regulatory liquidity requirements.

Year 2000 Compliance

         Management has an ongoing program designed to ensure that its operational and financial systems will not be adversely affected by year 2000 software failures due to processing errors arising from calculations using the year 2000 date. Based on current estimates, the Company expects to incur between $25,000 and $30,000 in costs to redevelop, replace, or repair its computer applications to make them "year 2000 compliant." While management believes it is doing everything technologically possible to assure year 2000 compliance, it is to some extent dependent upon vendor cooperation. Management is requiring its computer system and software vendors to represent to the Company that the products provided are, or will be, year 2000 compliant, and has planned a program of testing for compliance. It is recognized that any year 2000 compliance failures could result in additional expense to the Company.

Credit Risk

         The Company's primary business includes making commercial, business, consumer, and real estate loans. This activity entails potential loan losses, the magnitude of which depend on a variety of economic factors affecting borrowers which are beyond the control of the Company. While underwriting guidelines and credit review procedures have been instituted to protect the Company from avoidable credit losses, some losses will inevitably occur. At December 31, 1997, the Company had no nonperforming assets, no loans delinquent 90 days or more, and has had no charge-off experience.

         The following table presents information regarding the Company's total allowance for losses as well as the allocation of such amounts to the various categories of loans (dollars in thousands):


                                                                      At December 31,
                                                  ---------------------------------------------------
                                                         1997                           1996
                                                  ---------------------           -------------------

                                                              Loans                          Loans
                                                                to                             to
                                                              Total                          Total
                                                   Amount     Loans                Amount    Loans
                                                   ------     -----                ------    -----

               Commercial real estate loans       $  94        35%                 $  62      31%
               Residential real estate loans         42        27                     22      36
               Commercial loans                     117        29                     55      31
               Consumer loans                        45         9                      6       2
                                                  -----       ---                  -----     ---

               Total allowance for loans losses   $ 298       100%                 $ 145     100%
                                                  =====       ===                  =====     ===

               Allowance for credit losses as a
                  percentage of the total loans
                  outstanding                                1.12%                          1.18%
                                                             ====                           ====

Loan Portfolio Composition

         Commercial real estate loans and undeveloped land loans comprise the largest group of loans in the Company's portfolio amounting to $9.4 million, or 35% of the total loan portfolio as of December 31, 1997. Commercial real estate loans consist of $8.6 million of loans secured by non-residential property and $800,000 of loans secured by undeveloped land.

         Residential real estate loans comprise the second largest group of loans in the Company's loan portfolio, amounting to $7.3 million or 27% of the total loan portfolio as of December 31, 1997, of which approximately 98% are first mortgage loans. As of December 31, 1997, consumer loans and savings account loans, amounted to $2.3 million or 9% of the total loan portfolio.

         The following table sets forth the composition of the Company's loan portfolio by type at the dates indicated:

                                                  At December 31,
                                ----------------------------------------------------
                                        1997                          1996
                                        -----                         ----
                                                %                             %
                                  Amount    of Total            Amount     of Total
                                  ------    --------            ------     --------
                                                  (In thousands)

Commercial real estate          $ 9,423       35%            $  3,758        31%
Residential real estate           7,261       27                4,384        36
Commercial loans                  7,710       29                3,815        31
Consumer loans                    2,261        9                  305         2

                                 26,655      100%              12,262       100%
                                             ====                           ====
Add (subtract):
Deferred costs (fees) net            63                           (1)
Allowance for loan losses          (298)                        (145)
                             ----------                    ---------

  Loans, net                 $   26,420                    $  12,116
                             ==========                    =========

Investments

         The investment portfolio is comprised primarily of U.S. Treasury and U.S. Government agency securities and mortgage-backed securities. According to Financial Accounting Standards No. 115, investment portfolio is categorized as either "held to maturity," "available for sale" or "trading". Investments held to maturity represent those investments which the Company has the positive intent and ability to hold to maturity. These investments are carried at amortized cost and were comprised of U.S. Treasury and U.S. Government agency securities at December 31, 1997. Investments available for sale represent those investments which may be sold for various reasons including changes in interest rates and liquidity considerations. These investments are reported at fair market value with unrealized gains and losses being reported as a separate component of stockholders equity, net of income taxes. Trading securities are held primarily for resale and are recorded at their fair values. Unrealized gains or losses on trading securities are included immediately in earnings. At December 31, 1997, the Company had no securities categorized as available for sale or trading.



                           [Intentionally Left Blank]

         Investment Portfolio. The following table sets forth the carrying value of the Company's investment portfolio:


                                      At December 31,
                                      ---------------
                                       1997     1996
                                       ----     ----

                                     (In thousands)

Securities held to maturity:

U.S. Treasury securities             $  250    $1,743
U.S. Government agency securities     2,249       497
                                     ------    ------

Total                                $2,499    $2,240
                                     ======    ======


         Investment Maturities. The following table sets forth, by maturity distribution, certain information pertaining to the securities held to maturity portfolio as follows (dollars in thousands):


                                                       After One Year
                                One Year or Less          to Five               Total
                                ----------------          -------               -----

                            Carrying    Average    Carrying    Average   Carrying   Average
                              Value      Yield       Value      Yield      Value     Yield
                              -----      -----       -----      -----      -----     -----

December 31, 1997:
 U.S. Treasury securities    $  250       6.04%     $  --        --%      $  250    6.04%
 U.S. Government agency
  securities                    749       5.80       1,500       6.00     $2,249    5.93
                             ------       ----      ------       ----     ------    ----

Total                        $  999       5.81%     $1,500       6.00%    $2,249    5.94%
                             ======       ====      ======       ====     ======    ====

December 31, 1996:
U.S. Treasury securities     $  247       6.00%     $1,496       5.78%    $1,743    5.80%
U.S. Government agency
   securities                   497       5.80         --          --        497    5.80
                             ------       ----      ------       ----     ------    ----

Total                           744       5.88%     $1,496       5.78%    $2,240    5.80%
                             ======       ====      ======       ====     ======    ====


Regulatory Capital Requirements

         Under FDIC regulations, Citizens Bank is required to meet certain minimum regulatory capital requirements. This is not a valuation allowance and has not been created by charges against earnings. It represents a restriction on stockholders' equity.

         Quantitative measures established by regulation to ensure capital adequacy require Citizens Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined).

         The following table sets forth Citizen Bank's regulatory capital position.


                                                                                               Well
                                                      Actual              Minimum(1)         Capitalized(2)
                                                      ------              ----------         --------------
                                               Amount        &        Amount       %       Amount        %
                                              ---------     -----   ---------     ----    --------    -----
                                                                 (Dollars in thousands)
As of December 31, 1997:
Total capital (to Risk-Weighted Assets)      $   4,643     17.67%  $   2,102     8.00%   $  2,627    10.00%
Tier I Capital (to Risk-Weighted Assets)         4,354      16.57      1,051      4.00      1,576      6.00
Tier I Capital (to Average Assets)               4,354      10.67      1,633      4.00      2,041      5.00

As of December 31, 1996:
Total capital (to Risk-Weighted Assets)      $   3,890     30.80%  $   1,011     8.00%   $  1,264    10.00%
Tier I Capital (to Risk-Weighted Assets)         3,747      29.65        505      4.00        758      6.00
Tier I Capital (to Average Assets)               3,747      19.46        770      4.00        963      5.00

----------------------------------

(1) The minimum required for adequately capitalized purposes.
(2) To  be  "well   capitalized"  under  the  FDIC's  Prompt  Corrective  Action regulations.

Market Risk

         Market risk is the risk of loss from adverse changes in market prices and rates. The Company's market risk arises primarily from interest-rate risk inherent in its lending and deposit taking activities. To that end, management actively monitors and manages its interest-rate risk exposure. The measurement of market risk associated with financial instruments is meaningful only when all related and offsetting on- and off-balance-sheet transactions are aggregated, and the resulting net positions are identified. Disclosures about the fair value of financial instruments, which reflect changes in market prices and rates, can be found in Note 7 to Consolidated Financial Statements.

         The Company's primary objective is managing interest-rate risk to minimize the adverse impact of changes in interest rates on the Company's net interest income and capital, while adjusting the asset-liability structure to obtain the maximum yield-cost spread on that structure. The Company relies primarily on its asset-liability structure to control interest-rate risk.
However, a sudden and substantial increase in interest rates may adversely impact the Company's earnings, to the extent that the interest rate borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis. The Company does not engage in trading activities.

Asset and Liability Management

         As part of its asset and liability management, the Company has emphasized establishing and implementing internal asset-liability decision processes, as well as communications and control procedures to aid in managing the Company's earnings. Management believes that these processes and procedures provide the Company with better capital planning, asset mix and volume controls, loan-pricing guidelines, and deposit interest-rate guidelines which should result in tighter controls and less exposure to interest-rate risk.

         The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest-rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. The gap ratio is computed as rate sensitive assets/rate sensitive liabilities. A gap ratio of 1.0% represents perfect matching. A gap is considered positive when the amount of interest-rate sensitive assets exceeds interest-rate sensitive liabilities. A gap is considered negative when the amount of interest-rate sensitive liabilities exceeds interest-rate sensitive assets. During a period of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income. During a period of falling interest rates, a negative gap would result in an increase in net interest income, while a positive gap would adversely affect net interest income.

         In order to minimize the potential for adverse effects of material and prolonged increases in interest rates on the results of operations, management continues to monitor asset and liability management policies to better match the maturities and repricing terms of its interest-earning assets and interest-bearing liabilities. Such policies have consisted primarily of: (i) emphasizing the origination of adjustable-rate loans; (ii) maintaining a stable core deposit base; and (iii) maintaining a significant portion of liquid assets (cash and short-term securities).

         The following table sets forth certain information relating to the Company's interest-earning asset and interest-bearing liabilities at December 31, 1997 that are estimated to mature or are scheduled to reprice within the period shown (dollars in thousands):


                                                   More
                                                   Than           More          More
                                                   Three        Than Six      Than One        More
                                                   Months         Months      Year to         Than
                                      Three        to Six         to One        Five          Five      Over Ten
                                      Months       Months          Year         Years         Years       Years         Total
                                      ------       ------          ----         -----         -----       -----         -----
Mortgage and commercial loans (1):
  Variable rate                     $  6,346      $  1,069      $    893      $  1,904     $    101     $    --       $10,313
  Fixed rate                             803           331         1,363        12,044          762        1,079       16,342
                                    --------      --------      --------      --------     --------     --------     --------

  Total loans                          7,149         1,400         2,256        13,908          863        1,079       26,655

  Federal funds sold                   9,057
  Securities(2)                          500          --             499         1,500         --           --          2,499
                                    --------      --------      --------      --------     --------     --------     --------

  Total rate-sensitive assets         16,706         1,400         2,755        15,408          863        1,079       38,211
                                    --------      --------      --------      --------     --------     --------     --------

Deposit accounts(3):
   Money market deposits               1,302          --            --            --           --           --          1,302
   NOW deposits                       15,462          --            --            --           --           --         15,462
   Savings deposits                      839          --            --            --           --           --            839
   Certificates of deposit             3,440         2,800         5,293         4,547          102       16,182
                                    --------      --------      --------      --------     --------     --------     --------

Total rate-sensitive liabilities      21,043         2,800         5,293         4,547          102         --         33,785
                                    --------      --------      --------      --------     --------     --------     --------

GAP repricing differences           $ (4,337)     $ (1,400)     $ (2,538)     $ 10,861     $    761     $  1,079     $  4,426
                                      ======         =====         =====        ======          ===        =====       ======

Cumulative GAP                      $ (4,337)     $ (5,737)     $ (8,275)     $  2,586     $  3,347     $  4,426
                                      ======         =====         =====        ======          ===        =====

Cumulative GAP/total assets              9.8%         12.9%         18.6%         5.8%         7.5%        10.0%
                                      ======         =====         =====        ======          ===        =====

-------------------------------------
(1) In preparing the table above, adjustable-rate loans are included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. Fixed-rate loans are scheduled, including repayment, according to their maturities.

(2) Securities are scheduled through the maturity dates.

(3) Money-Market, NOW, and savings deposits are regarded as readily accessible withdrawable accounts Time deposits are scheduled through the maturity dates.


         The following table reflects the contractual principal repayments by period of the Company's loan portfolio at December 31, 1997 (in thousands):

                                               Residential  Commercial
      Years Ending                  Commercial   Mortgage  Real Estate  Consumer
      December 31,                     Loans      Loans      Loans       Loans         Total
      ------------                     -----      -----      -----       -----         -----

1998                                  $ 2,466    $ 1,323    $ 3,013    $   447    $ 7,249
1999                                      494        540        604        252      1,890
2000                                    1,140      1,095      1,393        221      3,849
2001-2002                               1,233        482      2,207        214      4,136
2003-2004                               1,481        489      1,810        255      4,035
2005 and beyond                           896      3,332        396        872      5,496
----------------------------------    -------    -------    -------    -------    -------

   Total                              $ 7,710    $ 7,261    $ 9,423    $ 2,261    $26,655
                                      =======    =======    =======    =======    =======

         Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of loans historically has been substantially less than their average contractual terms due to prepayments. In addition, due-on-sale clauses on mortgage loans generally give the Company the right to declare a conventional loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase, however, when current mortgage loan rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgage loans are substantially higher than current mortgage loan rates. Of the $19.4 million in loans due after 1998, 71% of such loans have fixed interest rates and 29% have adjustable interest rates.

         Origination, Sale and Repayment of Loans. The Company generally originates loans on real estate located in its "Primary Geographical Market", defined as Collier County, Florida. Residential mortgage loan originations by the Company are attributable to depositors, other existing customers, advertising and referrals from real estate brokers and developers. The Company's residential mortgage loans generally are originated to ensure compliance with documentation and underwriting standards which permit their sale to the Federal National Mortgage Association ("Fannie Mae") and other investors in the secondary market.

         The Company has, to a limited extent, engaged in the sale of whole loans. The Company engages in the sale of fixed-rate loans and ARM loans to provide liquidity and funding sources for higher yielding loans.

         The following table sets forth total loans originated, repaid and sold during the periods indicated.


                                      Year Ended
                                     December 31,
                               -----------------------
                                  1997        1996
                                  ----        ----
                                   (In thousands)

Originations:
Commercial loans                $   756    $ 3,855
Commercial real estate loans      9,426      3,797
Residential mortgage loans       13,897      4,384
Consumer loans                    2,888        305
                                -------    -------

Total loans originated           26,967     12,341


Less:
Principal reductions              7,887         79
Loans sold                        4,687       --
                                -------    -------


Increase in total loans         $14,393    $12,262
                                =======    =======

Deposits and Other Sources of Funds

         General. In addition to deposits, the sources of funds available for lending and other business purposes include loan repayments, loan sales, and securities sold under agreements to repurchase. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are influenced significantly by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in other sources, such as deposits at less than projected levels and are also used to fund the origination of mortgage loans designated to be sold in the secondary markets.
         Deposits. Deposits are attracted principally from the Company's Primary Service Area in Collier County, Florida. The Company offers a broad selection of deposit instruments including demand deposit accounts, NOW accounts, money market accounts, regular savings accounts, term certificate accounts and retirement savings plans (such as IRA accounts). Certificate of deposit rates are set to encourage longer maturities as cost and market conditions will allow. Deposit account terms vary, with the primary differences being the minimum balance required, the time period the funds must remain on deposit and the interest rate offered.

         The Company has emphasized commercial banking relationships in an effort to increase demand deposits as a percentage of total deposits. The Company's courier service began operations in February 1998. The courier service will serve the Company's business customers in Marco Island and Naples.

         Management sets the deposit interest rates weekly based on a review of deposit flows for the previous week, and a survey of rates among direct competitors and other financial institutions in Florida.




                           [Intentionally Left Blank]

         The following table shows the distribution of, and certain other information relating to, the Company's deposit accounts by type at the date indicated.


                                                         December 31,
                                                         ------------
                                                   1997               1996
                                                   ----               ----
                                                     Percent of             Percent of
                                         Amount         Total    Amount       Total
                                         ------         -----    ------       -----
                                                    (Dollars in thousands)
Demand deposits                          $ 3,153         8.54% $ 2,366        13.23%
NOW deposits                              15,462        41.86    8,311        46.47
Money-market deposits                      1,302         3.52      418         2.34
Savings deposits                             839         2.27      360         2.01
                                          ------        -----   ------        -----

   Subtotal                               20,756        56.19   11,455        64.05

Certificate of deposits:
   4.00% - 4.99%                           1,101         2.98      447         2.50
   5.00% - 5.99%                           8,221        22.26    4,966        27.77
   6.00% - 6.99%                           6,860         2.98    1,017         2.50
                                          ------        -----   ------        -----

   Total certificates of deposits (1)     16,182        43.81    6,430        35.95
                                          ------        -----   ------        -----

Total deposits(2)                        $36,938       100.00% $17,885       100.00%
                                         =======       ======  =======       ======

------------------------------

(1) Includes individual retirement accounts ( "IRA") totaling $611,000 and $253,000 at December 31, 1997 and 1996, all of which are in the form of certificates of deposit.
(2) The deposit portfolio does not contain a concentration from any one depositor or related group of Depositors.



         Jumbo   certificates   ($100,000   and  over)  mature  as  follows  (in
thousands):


                                         December 31,
                                  -------------------------
                                        1997      1996
                                        ----      ----

Due three months or less               $  872    $   --
Due over three months to six months       411       507
Due over six months to one year         1,831       260
Due over one year                         905       700

  Total                                $4,019    $1,467
                                       ======    ======


         Borrowings. At December 31, 1997, the Company had no borrowings. To date, the Company has been able to fund its lending activities through its deposits.

Results of Operations

         The operating results of the Company depend primarily on its net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities, consisting primarily of deposits. Net interest income is determined by the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities ("interest-rate spread") and the relative amounts of interest-earning assets and interest-bearing liabilities. The Company's interest-rate spread is affected by regulatory, economic, and competitive factors that influence interest rates, loan demand, and deposit flows. In addition, the Company's net earnings are also affected by the level of nonperforming loans and foreclosed real estate, as well as the level of its non-interest income, and its non-interest expenses, such as salaries and employee benefits, occupancy and equipment costs and income taxes.














                           [Intentionally Left Blank]

         The following table sets forth, for the periods indicated, information regarding: (i) the total dollar amount of interest and dividend income of the Company from interest-earning assets and the resultant average yield; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average costs; (iii) net interest/dividend income; (iv) interest-rate spread; and (v) net interest margin. Average balances are based on average daily balances.

                                                       For the Year Ended December 31,
                                      ------------------------------------------------------------------


                                                   1997                             1996
                                      --------------------------------   -------------------------------

                                                    Interest     Interest            Interest      Interest
                                       Average        and         Yield/  Average      and          Yield/
                                       Balance     Dividends       Rate   Balance   Dividends        Rate
                                       -------     ---------       ----   -------   ---------        ----
Interest-earning assets:
   Loans                                $20,537     $ 1,914        9.32% $ 3,842    $   323          8.39%
   Securities                             2,346         141        6.01    2,052        119          5.78
   Other interest-earning assets(1)       8,516         468        5.50    5,306        298          5.62
                                        -------     -------              -------    -------

   Total interest-earning assets         31,399       2,523        8.04   11,200        740          6.61
                                                    -------                         -------

   Non-interest earning assets            5,157                            1,443
                                          -----                            -----

   Total Assets                         $36,556                          $12,643
                                        =======                          =======

Interest-bearing liabilities:
   Demand, money market and
     NOW deposits                       $17,638     $   517        2.93% $ 4,087    $   148          3.62%
   Savings                                  573          17        3.01      163          5          2.99
   Certificates of deposit               11,704         664        5.67    2,296        124          5.39
   Other                                    125          10        8.00       66          6          9.42
                                        -------     -------              -------    -------
   Total interest-bearing
      liabilities                        30,040       1,208        4.02    6,612        283          4.28
                                                      -----                             ---

   Non-interest bearing liabilities         128                            2,724
   Stockholders' equity                   6,388                            3,307
                                          -----                            -----

   Total liabilities and
      stockholders' equity              $36,556                          $12,643
                                        =======                          =======

Net interest dividend income                        $1,315                          $   457
                                                    ======                          =======

Interest-rate spread(2)                                            4.02%                             2.33%
                                                                   ====                              ====

Net interest margin(3)                                             4.20%                             4.08%
                                                                   ====                              ====

Ratio of average interest-earning
  assets to average interest-bearing       1.05                             1.69
                                           ====                             ====
  liabilities

-----------------------------------
(1) Includes interest-bearing deposits and federal funds sold.
(2) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities
(3) Net interest margin is net interest income divided by average interest-earning assets.

Rate/Volume Analysis

         The following table sets forth certain information regarding changes in interest income and interest expenses for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in rate (change in rate multiplied by prior volume); (ii) changes in volume (change in volume multiplied by prior rate); and (iii) changes in rate-volume (change in rate multiplied by change in volume).


                                                 Year Ended December 31, 1997
                                               vs. Year Ended December 31, 1996
                                                 Increase (Decrease) Due to
                                               --------------------------------

                                                                 Rate/
                                             Rate     Volume     Volume     Total
                                             ----     ------     ------     -----
                                                   (Dollars in thousands)
Interest earning assets:
Loans                                       $   35     $1,401    $  155     $1,591
Securities                                       5         17      --           22
Other interest-earning assets                   (6)       180        (4)       170
                                            ------     ------    ------     ------

    Total                                       34      1,598       151      1,783
                                            ------     ------    ------     ------

Interest-bearing liabilities:
Deposits:
   Demand, money-market and NOW deposits       (28)       491       (94)       369
   Savings                                      --         12        --         12
   Certificates of deposit                       7        507        26        540
Other                                           (1)         6        (1)         4
                                            ------     ------    ------     ------

  Total                                        (22)     1,016       (69)       925
                                            ------     ------    ------     ------

Net change in net interest income           $   56     $  582    $  220     $  858
                                            ======     ======    ======     ======

Comparison of the Year Ended December 31, 1997 and 1996

         General. Net earnings for the year ended December 31, 1997, were $109,506 or $.07 per basic share ($.07 per diluted share) compared to a net loss of $(342,295) or $(.26) for the year ended December 31, 1996. This improvement in the Company's net operating results was primarily due to an increase in net interest income partially offset by an increase in non-interest expenses.

         Interest Income and Expense. Interest income increased by $1.8 million from $740,000 for the year ended December 31, 1996, to $2.5 million for the year ended December 31, 1997. Interest income on loans increased $1.6 million due to an increase in the average loan portfolio balance from $3.8 million for the year ended December 31, 1996, to $20.5 million for 1997, as well as an increase in the weighted-average yield of 93 basis points. Interest on securities increased $22,000 due to an increase in the average securities balance from $2.1 million in 1996 to $2.3 million in 1997, as well as an increase in the average yield from 5.78% in 1996, to 6.01% in 1997. Interest on other interest-earning assets increased $170,000 primarily due to an increase from $5.3 million in average other interest-earning assets in 1996, to $8.5 million in 1997.

         Interest expense increased $925,000 in 1997 compared to 1996. Interest expense increased due to an increase in average deposits from $6.5 million to $29.9 million from 1996 to 1997.

         Provision for Loan Losses. The provision for loan losses was charged to earnings to bring the total allowance to a level deemed appropriate by management and is based upon historical experience, the volume and type of lending conducted by Citizens Bank, industry standards, the amounts of nonperforming loans, general economic conditions, particularly as they relate to the Company's market areas, and other factors related to the collectibility of the Company's loan portfolio. Management believes that the allowance for loan losses of $298,000 is adequate at December 31, 1997.

         Other Income. Other income increased from $70,000 in 1996 to $273,000 in 1997 primarily because of gains from the sale of loans of $68,000 in 1997, with no corresponding amount in 1996, and increased service charges on deposit accounts in 1997 compared to 1996.

         Other Expense. Total other expense increased $345,000 for the year ended December 31, 1997, compared to 1996, primarily due to an increase in employee compensation and benefits of $310,000 due to additional employees. All other operating expenses increased primarily due to the growth of the Company.

         Income Taxes. The income tax provision was $66,000 (an effective rate of 37.6%) for 1997 compared to a credit of $(191,000) (an effective rate of [35.8%]) for 1996.

Impact of Inflation and Changing Prices

         The consolidated financial statements and related data presented herein have been prepared in accordance with Generally Accepted Accounting Principles ("GAAP"), which require the measurements of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

Future Accounting Requirements

         Financial Accounting Standards 130 - Reporting Comprehensive Income, establishes standards for reporting comprehensive income. The Standard defines comprehensive income as the change in equity of an enterprise except those resulting from stockholder transactions. All components of comprehensive income are required to be reported in a new financial statement that is displayed with equal prominence as existing financial statements. The Company will be required to adopt this Standard effective January 1, 1998. As the Statement addresses reporting and presentation issues only, there will be no impact on operating results from the adoption of this Standard.

         Financial Accounting Standards 131 - Disclosures about Segments of an Enterprise and Related Information, establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company will be required to adopt this Standard effective January 1, 1998. As the Standard addresses reporting and disclosure issues only, there will be no impact on operating results from adoption of this Standard.

                                    BUSINESS

The Company

         CCBI is a one-bank holding company organized under the laws of the State of Florida and headquartered in Marco Island, Florida. CCBI operates primarily through its wholly-owned banking subsidiary, Citizens Bank, a Florida-chartered commercial bank and Citizens Financial, a mortgage brokerage company which became inactive in August 1997.

         As of December 31, 1997, CCBI had total assets of $44.4 million, total deposits of $36.9 million and total stockholders' equity of $6.8 million. CCBI reported consolidated net earnings income of $110,000, or $.07 per basic and diluted share for the year ended December 31, 1997.

The Bank

         Citizens Bank, a Florida-chartered commercial bank, commenced its operations on March 8, 1996. Citizens Bank has two full-service offices, its main office in Marco Island, Florida, and its East Tamiami Trail Branch Office in Naples, Florida. Citizens Bank's deposits are federally insured up to applicable limits by the FDIC under the Bank Insurance Fund ("BIF").

         The principal sources of funds for Citizens Bank's lending and investing activities traditionally have been deposits, repayment of loans and earnings from operations. Citizens Bank's primary sources of income are interest and fees on loans, fees on transaction accounts and other activities, gains on sales of mortgage loans in the secondary market, and interest and dividends on mortgage-backed securities and investments. Citizens Bank's principal costs are interest paid on deposit accounts and operating expenses.

         Citizens Bank operates a traditional community banking business through its retail banking facilities with a friendly and professional staff that is committed to developing long-term relationships with customers by offering personalized, quality service. Citizens Bank offers a broad range of retail and commercial banking services, including various types of deposit accounts and loan products for small businesses and consumers. As part of its "community banking" approach, Citizens Bank encourages its Officers to actively participate in community organizations.

         As of December 31, 1997, Citizens Bank had total assets of $42.4 million, total deposits of $36.9 million and total stockholders' equity of $4.4 million. Citizens Bank is the only community bank headquartered in Marco Island. Citizens Bank is considered a "well-capitalized" financial institution under regulations adopted by the FDIC. See "REGULATION AND SUPERVISION - Prompt and Corrective Action."

Primary Service Area

         The Company is headquartered in Marco Island, Florida, which has a population of approximately 13,000 residents in the Summer months and a seasonal high of 30,000 residents in the Winter months. Marco Island is approximately six miles long and four miles wide, and is located in Collier County, Florida. Marco Island was originally developed as a retirement community, but the demographics are changing as younger families move into the area. Tourism is the primary industry of Marco Island, which is supported by three large resort properties. There is no manufacturing activity on the island. Marco Island is approximately 16 miles South of downtown Naples, and 104 miles West of Miami, Florida.

         The Company's East Tamiami Trail Branch is located in the southern part of Naples, Florida. Naples has a population of approximately 100,000 residents and is the county seat for Collier County, which is the Company's Primary
Geographic Market. The seasonal population of Collier County, based upon statistical information provided by the Naples Chamber of Commerce, is approximately 200,000 residents. Collier County is, in land mass, the second-largest county in Florida, with a land area of 1,994 square miles. It has more than 675 miles of coastline and is served by the Southwest Regional Airport in Ft. Myers, the Naples Airport, and the Marco Island Airport which accommodates private and chartered flights. Collier County is one of the fastest growing areas in the State of Florida. The primary business sectors in greater Collier County include the service industry, retail trade industry, finance industry, insurance industry, real estate development and sales, and the agriculture industry. Based upon the latest statistical data, the median family income for Collier County is the highest in the State of Florida.

         The Company views its Primary Service Area and Primary Geographic Market to be a dynamic growing market.

Competition

         The Company experiences competition for attracting deposits and making loans from other financial institutions, including larger regional bank holding companies, commercial banks, savings banks, and credit unions. Additional competition for deposits comes from government securities, money market funds, mutual fund and securities brokerage firms. The primary factors in competing for deposits are interest rates, the range of financial services offered, convenience of office locations, and the flexibility of office hours. The primary factors in competing for loans include interest rates, loan fees, flexible terms, and timely loan decisions.

         The Company competes for deposits by offering a variety of deposit programs geared to its potential customers. The Company responds to its competition by developing strong ties in the local community and providing a high quality of personal banking services to families, professionals, retirees, and owner-operated businesses with an emphasis on flexibility and timely responses to customer demands.

         With respect to loans, since opening for business in March 1996, the Company has placed an emphasis on originating commercial and consumer loans. The Company has targeted small- to medium-sized businesses as its potential customer base, as management believes that large out-of-state financial institutions which have acquired several local banks have shifted the focus of the acquired banks away from these business opportunities. The Company also originates residential loans by offering various adjustable-rate and fixed-rate mortgage loan products.

         Geographic deregulation has also had a material impact on the financial industry. Federally-chartered savings institutions have interstate banking authority. As for commercial banks, to date, all but three states have enacted some form of interstate banking legislation. The most common form of interstate banking statutes have either regional limitations or reciprocity requirements. A growing number of states, however, now provide for unrestricted entry. A bank holding company is now permitted to acquire existing banks across state lines and may consolidate its interstate subsidiary banks into branches and merge with a bank in another state, depending upon state laws. Recent legislation in Florida has removed most of the final barriers to interstate banking in Florida.

Lending Activities

         General. The Company's primary business is making commercial business, real estate and consumer loans. As of December 31, 1997, the loan portfolio totaled $26.7 million, or 60% of total assets. See "MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Loan Portfolio Composition".

         Loan Underwriting. Loan activities are subject to underwriting standards and loan origination procedures prescribed by the Board of Directors and management. Loan applications are obtained to determine the borrower's ability to repay, and the more significant items on these applications are verified through the use of credit reports, financial statements and confirmations. The Company's loan policy for real estate loans generally requires that collateral be appraised by an independent, outside appraiser approved by the Board of Directors.

         Loans are approved at various management levels up to and including the Board of Directors, depending on the amount of the loan. Loan approvals are made in accordance with a Chart of Delegated Authority approved by the Board of Directors. Generally, loans less than $250,000 are approve by authorized officers or loan underwriters. Loans over $250,000 usually require approval by the Loan Committee or Board of Directors.

         General Loan Policies. The policy of the Company for real estate loans is to have a valid mortgage lien on real estate securing a loan and to obtain a title insurance policy which insures the validity and priority of the lien. Borrowers must also obtain hazard insurance policies prior to closing, and when the property is in a flood prone area, flood insurance is required. Most real state loans also require the borrower to advance funds on a monthly basis, together with each payment of principal and interest, to a mortgage escrow account from which disbursements are made for items such as real estate taxes and property insurance.

         The Company is permitted to lend up to 100% of the appraised value of the real property securing a mortgage loan. However, if the amount of a conventional, residential loan (including a construction loan or a combination construction and permanent loan) originated or refinanced exceeds 80% of the appraised value or of the purchase price, whichever is less, the Company is required by federal regulations to obtain private mortgage insurance on that portion of the principal amount of the loan that exceeds 80% of the value of the property. The Company will originate single-family residential mortgage loans with up to a 90% loan-to-value ratio if the required private mortgage insurance is obtained. Loans over 95% loan-to-value ratio are limited to special community support programs or one of the FHA, VA, or Farmers Home Administration ("FmHA") guarantee or insurance programs. The loan-to-value ratio on a home secured by a junior lien generally does not exceed 85%, including the amount of the first mortgage on the collateral. With respect to home loans granted for construction or combination construction/permanent financing, Citizens Bank will lend up to 80% of the appraised value of the property on an "as completed" basis. The Company generally limits the loan-to-value ratio on multi-family residential and commercial real estate loans to 75% of value. Consumer loans are considered to be loans to natural persons for personal, family or household purposes, and these loans may be unsecured, secured by personal property or secured by liens on real estate which, when aggregated with prior liens, equals or exceeds the appraised value of the collateral property.

         The maximum amount which the Company could have loaned to one borrower and the borrower's related entities as of December 31, 1997, was approximately $1.1 million. See "REGULATION AND SUPERVISION - Legislation and Regulation of Citizens Bank".

         Interest rates charged on loans are affected principally by competitive factors, the demand for such loans and the supply of funds available for lending purposes. These factors are, in turn, affected by general economic conditions, monetary policies of the federal government, including the Federal Reserve Board, legislative tax policies and government budgetary matters.

         Residential   Loans.  The  Company  currently   originates   fixed-rate
residential mortgage loans and ARM loans for terms of up to 30 years. As of December 31, 1997, $7.3 million or 27% of the Company's total loan portfolio consisted of one-to-four family residential real state loans. As of such date, approximately $6.8 million, or 93% of these loans were ARM loans.

         The residential ARM loans currently being offered have interest rates that are fixed for a period of one, three or five years and then after the initial period the interest rate is adjusted annually based upon an index such as the yield on treasury securities adjusted to a one-year maturity, plus a margin. Most of the Company's ARM programs limit the amount of any increase or decrease in the interest rate at each adjustment and over the life of the loan. Typical limitations are 2% for each adjustment with a limit of 6% over the life of the loan. The Company may offer ARM loans with different annual and life-of-loan interest change limits, shorter or longer adjustment periods and different base indices as may be appropriate to meet market demands, portfolio needs, and the Company's interest rate risk management goals. While the Company usually offers an initial rate on ARM loans below a fully indexed rate, the loan is always underwritten based on the borrower's ability to pay at the interest rate which would be in effect after adjustment of the loan. Some ARM loans include features that allow the borrower, under special conditions, to convert the loan to a fixed rate at the then prevailing market rates.

         ARM loans reduce the risks to the Company concerning changes in interest rates, but involve other risk because as interest rates increase, the borrower's required payments increase, thus increasing the potential for default. Marketability of real estate loans is also affected by the level of interest rates.

         Most of the Company's fixed rate home loans are originated for 30-year amortization terms. Borrowers requesting a term of 15 years or less are usually granted an interest rate slightly lower than is offered for a 30-year amortizing loan. These loans are originated to ensure compliance with documentation and underwriting standards which permit their sale in the secondary market to institutional investors such as Fannie Mae. Fixed-rate home loans include a "Due on Sale" clause which provides the bank with the contractual right to declare the loan immediately due and payable in the event the borrower transfers ownership of the property without the Company's consent. It is the Company's policy to enforce "Due on Sale" provisions.

         Construction Loans. The Company has and continues to offer adjustable and fixed-rate residential construction loans to owners wishing to construct their primary residence and to selected builders/developers to build one- to four-family dwellings in the Company's Primary Geographic Market. As of December 31, 1997, construction loans amounted to $2.7 million, or 10.1% of the total loan portfolio. Construction loans to individuals usually are originated in connection with the permanent loan on the property ("construction-permanent loans"). Construction-permanent loans typically provide for a construction term of six months to one year followed by the permanent loan term of up to 30 years. Loans to builders/developers are restricted to homes that are pre-sold or are constructed on a speculative basis ("Spec Loans"). Loans to builders for the construction of a home for which there is no immediate buyer at the time of construction are considered Spec Loans. Speculative builder loans are typically for one year and provide for interest only payments during the loan term. The financial capacity of the builder, the builder's experience, and the credit history of the builder, as well as present market conditions are reviewed when considering Spec Loans. As of December 31, 1997, the Company had three Spec Loans for an aggregate of $528,000. All of the Spec Loans are to the same builder and are performing in accordance with their original terms.

         Loan advances during construction are made on a percentage of completion basis, and funds are typically disbursed in four to six draws, each after an inspection is made by Company personnel and/or authorized independent inspectors and after a written report of construction progress is received. Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of construction cost and of the initial estimate of the property's value upon completion. During construction, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, funds may be required to be advanced beyond the amount originally committed to complete construction. If the estimate of value proves to be high, the Company may be confronted with collateral having a value which is insufficient to assure full payment. Repayment of Spec Loans usually depends upon the builder successfully negotiating a sale for the property. Sales of homes are affected by market conditions, interest rates, and the supply and demand for such products.

         Consumer Loans. The Company makes various types of consumer loans, including automobile and boat loans, but primarily home equity loans. Consumer loans are originated in order to provide a range of financial services to customers and to create stronger ties to its customers and because the shorter term and normally higher interest rates on such loans help maintain a profitable spread between the Company's average loan yield and its cost of funds. The terms of consumer loans generally range from one to five years. Underwriting standards for consumer loans include an assessment of the applicant's repayment history on other debts and ability to meet existing obligations and payments on the proposed loans. Although the applicant's creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the security, if any, to the proposed loan amount. Consumer loans generally involve more credit risks than mortgage loans because of the type and nature of the collateral or absence of collateral. Consumer loan repayments are dependent on the borrower's continuing financial stability, and are likely to be adversely affected by job loss, divorce and illness. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. In most cases, any repossessed collateral will not provide an adequate source of repayment of the outstanding loan balance. Management believes that the yields earned on consumer loans are commensurate with the credit risk associated with such loans. The Company intends to continue to increase its investment in these types of loans. As of December 31, 1997, consumer loans amounted to $2.3 million, or 9% of the total loan portfolio.

         Commercial Real Estate Loans. Commercial real estate loans are secured primarily by office and retail business properties located in the Primary Geographic Market. These types of loans amounted to $9.4 million or 35% of the total loan portfolio as of December 31, 1997. Commercial real estate loans may be for an amortization term of up to 25 years, but frequently include a maturity in three to six years. The Company generally does not offer fixed-rate commercial real estate or multi-family loans.

         Commercial and multi-family real estate loans are originated with a loan-to-value ratio not exceeding 75%. Loans secured by this type of collateral will continue to be a part of the Company's future loan program. Commercial and multi-family real estate loans are generally larger and involve a greater degree of risk than residential mortgage loans. Because payments on loans secured by commercial property depend to a large degree on results of operations and management of the properties, repayment of such loans may be subject to a greater extent to adverse conditions in the real estate market or the economy. At December 31, 1997, the largest commercial real estate loan was $1.2 million secured by commercial rental property located in Marco Island, Florida, and was current. The largest multi-family real estate loan was $478,000, secured by three, four-plexes located in Naples, Florida, and was current.

         Commercial Loans. The Company's commercial loans are business loans that are not secured by real estate. At December 31, 1997, the largest commercial loan was $750,000 secured by stock of a local bank. The Company has made no Small Business Administration ("SBA") loans. The Company is not a designated SBA underwriter. The Company would consider making SBA loans if the demand for such loans arise in its Primary Geographic Market. SBA loans, which are guaranteed in part by the SBA, typically include a higher loan balance relative to the value of the collateral, as opposed to loans originated without a government guarantee.

         Income from Lending Activities. Fees are earned in connection with loan commitments and originations, loan modifications, late payments, changes of property ownership and for miscellaneous services related to loans. Income from these activities varies from period to period with the volume and type of loans originated, sold and purchased, which in turn is dependent upon prevailing mortgage interest rates and their effect on the demand for loans in the Primary Geographic Market.

         Loan fees typically are charged at the time of loan origination and may be a flat fee or a percentage of the amount of the loan. Under current accounting standards the total amount of such fees cannot typically be recognized as income and a portion of the fees are deferred and taken into income over the contractual life of the loan, using a level yield method. If a loan is prepaid or refinanced, all remaining deferred fees with respect to such loan are taken into income at that time.

         Nonperforming Loans and Real Estate Owned. When a borrower fails to make a required payment on a loan, the Company attempts to collect the payment by contacting the borrower. If a payment on a loan has not been received by the end of a grace period (usually 10 days from the payment due date), notices are sent at that time, with follow-up contacts made thereafter. In most cases, delinquencies are cured promptly. If the delinquency exceeds 29 days and is not cured through normal collection procedures, the Company will institute more formal measures to remedy the default, including the commencement of foreclosure proceedings. The Company will then attempt to negotiate with the delinquent borrower to establish a satisfactory payment schedule.

         If foreclosure is required, when completed, the property would be sold at a public auction in which the Company may participate as a bidder. If the Company is the successful bidder, the acquired real estate property is then included in the other real estate owned "OREO" account until it is sold. The Company is permitted under federal regulations to finance sales of real estate owned by "loans to facilitate", which may involve more favorable interest rates and terms than generally would be granted under normal underwriting guidelines. As of December 31, 1997, the Company had no OREO properties, had no loans past due 90 days or more, and had not been required to institute foreclosure on any of its loans.

Asset Classification

         Commercial banks are required to review and when appropriate classify their assets on a regular basis. FDIC and state banking examiners have authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified as loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. If an asset or portion thereof is classified as loss, the insured institution establishes specific allowance for loan losses for the full amount of the portion of the asset classified as loss. All or a portion of general loan loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses generally do not qualify as regulatory capital. Assets that do not warrant classification in one of the aforementioned categories, but possess weaknesses, are classified as special mention and are monitored by the Company.

         At  December  31,  1997,  the  Company  had  no  loans   classified  as
Substandard, Doubtful, or Loss.

Provision for Losses on Loans

         The provision for loan losses is established through a provision for loan losses charged against income. Loans are charged against the provision when management believes that the collectibility of the principal is unlikely. The provision is an estimated amount that management believes will be adequate to absorb losses inherent in the loan portfolio based on evaluations of its collectibility. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, specific problem loans and commitments, and current anticipated economic conditions that may affect the borrower's ability to pay. While management uses the best information available to recognize losses on loans, future additions to the provision may be necessary based on changes in economic conditions. At December 31, 1997, the Company had a total provision for loan losses of $298,000 representing 1.12% of total loans. See "MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Credit Risk" for the table showing the Company's provision for loan losses.

Non-Bank Subsidiary

         As of December 31, 1997, the Company had one wholly-owned non-bank subsidiary, Citizens Financial. Citizens Financial was established on March 27, 1997, to be a mortgage brokerage company in Southwest Florida. As of December 31, 1997, the Company's aggregate investment in Citizens Financial was $100,000, or 0.2% of consolidated assets. The operations of Citizens Financial were suspended in August 1997.

Personnel

         As of December 31, 1997, the Company had 19 full-time employees and 6 part-time employees. The employees are not represented by any collective bargaining group. The Company believes its relations with its employees to be good.

         The  Company  currently  maintains  a  comprehensive  employee  benefit program providing, among other benefits, hospitalization and major medical insurance, long-term disability insurance, life insurance, and education assistance. Such employee benefits are considered by management to be generally competitive with employee benefits provided by other major employers in the Company's geographic market area.

Legal Proceedings

         There are no material pending legal proceedings to which CCBI or Citizens Bank is a party, or to which any of their property is subject.

Properties

         The following table sets forth information with respect to the Company's offices as of December 31, 1997.


                              Year Facility       Facility         Net Book
             Location            Opened           Status            Value
             --------            ------           ------            -----

Main Office
Citizens Community Bank           1996            Owned(1)          $1,701,000
650 E. Elkcam Circle
Marco Island, Florida  34145

Branches
East Tamiami Trail Office         1997            Owned(2)         $   785,000
5101 East Tamiami Trail
Naples, Florida  34113
         -------------------------

(1) The main office facility is owned by Citizens Bank.
(2) The East Tamiami Trail Office is a 12,000 square foot two-story building which is owned by CCBI. Citizens Bank leases 4,000 square feet on the first floor of the building. The remaining 8,000 square feet is being leased to non-affiliated third parties.

                           REGULATION AND SUPERVISION

General

         As a one-bank holding company registered under the BHC Act, CCBI is subject to regulation and supervision by the Federal Reserve. Under the BHC Act, CCBI's activities and those of Citizens Bank are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries or engaging in any other activity that the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. As a Florida corporation, CCBI is also subject to Chapter 607, Florida Business Corporation Act ("FBC Act") and the regulations promulgated thereunder by the Florida Department of State. As a state-chartered commercial bank, Citizens Bank is subject to extensive regulation by the Florida Department and the FDIC.

         CCBI and Citizens Bank are required to file reports with the Federal Reserve, the Florida Department and the FDIC concerning their activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. Periodic examinations are performed by the Federal Reserve, the Florida Department and the FDIC to monitor CCBI's compliance with the various regulatory requirements. Citizens Bank's deposits are insured up to the applicable limits by the FDIC under BIF. Citizens Bank is subject to regulation by the Federal Reserve and the Florida Department with respect to reserves required to be maintained against transaction deposit accounts and certain other matters.

Regulation of CCBI

         General. The BHC Act prohibits CCBI from acquiring direct or indirect control of more than 5% of any class of outstanding voting stock or acquiring substantially all of the assets of any bank or merging or consolidating with another bank holding company without prior approval of the Federal Reserve. The BHC Act also prohibits CCBI from acquiring control of any bank operating outside the State of Florida, unless such action is specifically authorized by the statutes of the state where the bank to be acquired is located. Additionally, the BHC Act prohibits CCBI from engaging in or from acquiring ownership or control of more than 5% of the outstanding voting stock of any company engaged in a non-banking business, unless such business is determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be properly incident thereto. The BHC Act generally does not place
territorial   restrictions  on  the  activities  of  such  non-banking   related
activities.

         Transactions between CCBI and Citizens Bank. CCBI's authority to engage in transactions with related parties or "affiliates," or to make loans to certain insiders, is limited by Sections 23A and 23B of the Federal Reserve Act which apply to all transactions by an insured-state non-member bank or a holding company with any affiliate. Sections 23A and 23B generally define an "affiliate" as any company that controls or is under common control with an institution. Subsidiaries of a financial institution, however, are generally exempted from the definition of "affiliate." Section 23A limits the aggregate amount of transactions with any individual affiliate to 10% of the capital and surplus of CCBI and also limits the aggregate amount of transactions with all affiliates to 24.1% of CCBI's capital and surplus. Certain transactions with affiliates, such as loans to affiliates or guarantees, acceptances and letters of credit issued on behalf of affiliates, are required to be collateralized by collateral in an amount and of a type described in the statute. The purchase of low quality assets from affiliates is generally prohibited. Section 23B provides that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In the absence of comparable transactions, such transactions may only occur under terms and circumstances, including credit standards, that in good faith would be offered to or would apply to non-affiliated companies.

         Support of Subsidiary Depository Institutions. In accordance with Federal Reserve policy, CCBI is expected to act as a source of financial strength and to commit resources to support Citizens Bank. This support may be required at times when CCBI might not be inclined to provide such support. Such support would include the infusion of additional capital into an undercapitalized bank subsidiary in situations where an additional investment in a troubled bank might not ordinarily be made by a prudent investor. In addition, any capital loans by a bank holding company to any of its subsidiary banks must be subordinate in right of payment to depositors and to certain other indebtedness of such subsidiary banks. In the event of bankruptcy, any commitment by a bank holding company to a federal bank regulatory agency to maintain the capital of its subsidiary bank will be assumed by the bankruptcy trustee and will be entitled to a priority of payment.

         Under the Federal Deposit Insurance Act ("FDIA") a subsidiary bank of a bank holding company, can be held liable for any loss incurred by, or reasonably expected to be incurred by the FDIC in connection with: (i) the default of a commonly controlled FDIC-insured depository institution, or (ii) any assistance provided by the FDIC to any commonly controlled FDIC insured depository institution "in danger of default". "Default" is defined generally as the appointment of a conservator or a receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

         Control of a Bank Holding Company. FRB Regulation Y, adopted pursuant to Section 225.41 of 12 U.S.C. Section 1817(j), requires persons acting directly or indirectly or in concert with one or more persons to give the Board of Governors of the Federal Reserve 60 days advanced written notice before acquiring control of a bank holding company. Under the Regulation, control is defined as the ownership or control with the power to vote 25 % or more of any class of voting securities of the bank holding company. The Regulation also provides for a presumption of control if a person owns, controls, or holds with the power to vote 10 % or more (but less than 25 %) of any class of voting securities, and if: (i) the bank holding company's securities are registered securities under Section 12 of the Securities and Exchange Act of 1934; or (ii) no other person owns a greater percentage of that class of voting securities. This Offering is subject to a Purchase Limitation which precludes a person (individually, or together with associates of, or persons acting in concert with, such person) from purchasing shares which when aggregated with current holdings would exceed 9.9% of the total number of shares outstanding at the conclusion of the Offering, with the exception of purchases to be made by Mr. Storm who has already received approval to acquire more than 25% of the Company's shares.

Legislation and Regulation of Citizens Bank

         General. From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Recent banking legislation, particularly the FIRREA and the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), has broadened the regulatory powers of the federal bank regulatory agencies and restructured the nation's banking system. The following is a brief discussion of certain portions of these laws and how they affect CCBI or Citizens Bank.

         The FDICIA revised sections of the FDIA affecting bank regulation, deposit insurance and provisions for funding of the BIF administered by the FDIC. The FDICIA also revised bank regulatory structures embodied in several other federal banking statutes, strengthened the bank regulators' authority to intervene in cases of deterioration of a bank's capital level, placed limits on real estate lending and imposes detailed audit requirements.

         Prompt and Corrective Action. The FDICIA required the federal banking regulatory agencies to set certain capital and other criteria which would define the category under which a particular financial institution would be classified. The FDICIA imposes progressively more restrictive constraints on operations, management, and capital distributions depending on the category in which an institution is classified. Pursuant to the FDICIA, undercapitalized institutions must submit recapitalization plans to their respective federal banking regulatory agencies, and a company controlling a failing institution must guarantee such institution's compliance with its plan in order for the plan to be accepted.

         The FDIC's prompt and corrective action regulations define, among other things, the relevant capital measures for the five capital categories. For example, a bank is deemed to be "well capitalized" if it has a total risk-based capital ratio (total capital to risk-weighted assets) of 10% or greater, a Tier 1 risk-based capital ratio (Tier 1 capital to risk-weighted assets) of 6% or greater, and a Tier 1 leverage capital ratio (Tier 1 capital to adjusted total assets) of 5% or greater, and is not subject to a regulatory order, agreement or directive to meet and maintain a specific capital level for any capital measure. A bank is deemed to be `adequately capitalized" if it has a total risk-based capital ratio of 8% or greater, and (generally) a Tier 1 leverage capital ratio of 4% or greater, and the bank does not meet the definition of a "well capitalized" institution. A bank is deemed to be "critically undercapitalized" if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2%. In addition, the FDIC is authorized effectively to downgrade a bank to a lower capital category than the bank's capital ratios would otherwise indicate, based upon safety and soundness considerations (such as when the bank has received a less than satisfactory examination rating for any of the CAMELS rating categories other than capital: i.e. Asset Quality, Management, Earnings or Liquidity). As a bank drops to lower capital levels, the extent of action to be taken by the appropriate regulator increases, restricting the types of transactions in which the bank may engage. The regulatory capital standards are designed to bolster and protect the deposit insurance fund. Citizens Bank is considered to be "well capitalized" based upon its current capital.

         Insurance on Deposit Accounts. In response to the requirements of the FDICIA, the FDIC established a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The FDIC assigns a financial institution to one of three capital categories based on the institution's financial information, as of the reporting period ending seven months before the assessment period. These categories consist of well capitalized, adequately capitalized or undercapitalized, and one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the financial institution's primary regulator, in Citizens Bank's case the Florida Department, and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. A financial institution's assessment rate depends on the capital category and supervisory category to which it is assigned. There are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. BIF assessment rates range from 0 basis points on deposits for a financial institution in the highest category (i.e., well-capitalized and financially sound with only a few minor weaknesses) to 31 basis points on deposits for an institution in the lowest category (i.e., undercapitalized and posing a substantial probability of loss to the BIF, unless effective corrective action is taken). Citizens Bank has not been assessed a deposit insurance premium since it began its operations in March, 1996.

         Standards for Safety and Soundness. The FDICIA requires each federal banking agency to prescribe for all insured depository institutions and their holding companies standards relating to internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, fees and benefits and such other operational and managerial standards as the agency deems appropriate. In addition, the federal banking regulatory agencies are required to prescribe by regulation standards specifying: (i) maximum classified assets to capital ratios; (ii) minimum earnings sufficient to absorb losses without impairing capital; (iii) to the extent feasible, a minimum ratio of market value to book value for publicly traded shares of depository institutions or the depository institution holding companies; and (iv) such other standards relating to asset quality, earnings and valuation as the agency deems appropriate. Finally, each federal banking agency is required to prescribe standards for employment contracts and other compensation arrangements of executive officers, employees, directors and principal shareholders of insured depository institutions that would prohibit compensation and benefits and other arrangements that are excessive or that could lead to a material financial loss for the institution. If an insured depository institution or its holding company fails to meet any of its standards described above, it will be required to submit to the appropriate federal banking agency a plan specifying the steps that will be taken to cure the deficiency. If an institution fails to submit an acceptable plan or fails to implement the plan, the appropriate federal banking agency will require the institution or holding company to correct the deficiency and, until corrected may impose restrictions on the institution or the holding company including any of the restrictions applicable under the prompt corrective action provisions of the FDICIA.

         Loans to One Borrower. Florida law generally allows a state bank such as Citizens Bank to extend credit to any one borrower in an amount up to 25% of its capital accounts, which are defined as unimpaired capital, surplus and undivided profits, provided that the unsecured portion may not exceed 15% of the capital accounts of the bank. The law permits exemptions for loans collateralized by accounts maintained with Citizens Bank and for loans guaranteed by the Small Business Administration, the Federal Housing Administration and the Veterans Administration.

         Payment of Dividends. While not the only source of income, a major source of income to CCBI in the future will be dividends from Citizens Bank. Since commencing operations in March, 1996, CCBI has not received any dividends from Citizens Bank. A Florida chartered commercial bank may not pay cash dividends that would cause the bank's capital to fall below the minimum amount required by federal or Florida law. Otherwise, a commercial bank may pay a dividend out of the total of current net profits plus retained net profits of the preceding two years to the extent it deems expedient, except as described below. Twenty percent of the net profits in the preceding two year period may not be paid in dividends, but must be retained to increase capital surplus until such surplus equals the amount of common and preferred stock issued and outstanding. In addition, no bank may pay a dividend at any time that net income in the current year when combined with retained net income from the preceding two years produces a loss. The ability of Citizens Bank to pay dividends to CCBI depends in part on the FDIC capital requirements in effect at such time and the ability of Citizens Bank to comply with such requirements.

         Brokered Deposits. In accordance with the FDICIA, the FDIC has implemented restrictions on the acceptance of brokered deposits. In general, an "undercapitalized" institution may not accept, renew or roll over any brokered deposits. "Adequately capitalized" institutions may request a waiver from the FDIC to do so, while "well capitalized" institutions may accept, renew or roll over such deposits without restriction. The rule requires registration of deposit brokers and imposes certain record keeping requirements. Institutions that are not "well capitalized" (even if meeting minimum capital requirements) are subject to limits on rates of interest they may pay on brokered and other deposits. Citizens Bank does not have any brokered deposits.

         Deposit Insurance Funds Act of 1996. On September 30, 1996, Congress passed and the President signed into law the Deposit Insurance Funds Act of 1996 ("DIFA"). Among other things, the DIFA, and rules promulgated thereunder by the FDIC, provide for banks and thrifts to share the annual interest expense for the Finance Corp. Bonds which were issued in the late 1980s to help pay the costs of the savings and loan industry restructuring. The approximate annual interest expense is $780 million of which BIF insured banks are expected to pay approximately $322 million or 41%, while SAIF insured thrifts will pay approximately $458 million or 59% of the interest expense. It is estimated that the annual assessment for BIF insured institutions will be approximately 1.2 cents per $100 of deposits, while SAIF insured institutions will pay 6.5 cents per $100 of deposits. These payments begin in 1997 and run through 1999. Beginning in the year 2000 and continuing through the year 2017, banks and thrifts will each pay 2.43 cents per $100 of deposits. These assessments will be in addition to any regular deposit insurance assessments imposed by the FDIC under FDICIA. See "Insurance on Deposit Accounts".

         Interstate Banking. Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, restrictions on interstate acquisitions of banks by bank holding companies were repealed on September 29, 1995, such that any out-of-state bank holding company would be able to acquire and consolidate any Florida-based bank, subject to certain deposit percentage and other restrictions on or after the effective date of the Act. The legislation also provided that, unless an individual state elected beforehand either (i) to accelerate the effective date or (ii) to prohibit out-of-state banks from operating interstate branches within its territory, on or after June 1, 1997, adequately capitalized and managed bank holding companies will be able to consolidate multiple interstate banks. De novo branching by an out-of-state bank would be permitted only if it is expressly permitted by the laws of the host state. The authority of a bank to establish and operate branches within a state will continue to be subject to applicable state branching laws. Florida has adopted legislation which permits interstate acquisitions and interstate branching effective June 1, 1997. Florida law prohibits de novo branching by out of state banks.

         State Assessment. State-chartered commercial banks are required by the Florida Department regulation to pay assessments to the Florida Department to fund the operations of the Florida Department. The general assessment, to be paid semiannually, is computed upon a bank's total assets, including consolidated subsidiaries, as reported in the bank's latest quarterly call report. Citizens Bank's assessment for 1997 was $8,435.

The Federal Reserve System

         Federal Reserve regulations require banks to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve regulations generally require that reserves of 3% must be maintained against aggregate transaction accounts of $49.3 million or less (subject to adjustment by the Federal Reserve) plus 10% (subject to adjustment by the Federal Reserve between 8% and 14%) against that portion of total transaction accounts in excess of $49.3 million. The first $4.4 million of otherwise reservable balances (subject to adjustments by the Federal Reserve) are exempted from the reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve may be used to satisfy liquidity requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve, interest-earning assets of Citizens Bank are reduced.

Federal Securities Laws

         CCBI, in connection with this Offering, filed with the Commission a registration statement under the Securities Act for the registration of CCBI's Common Stock. The registration under the Securities Act of shares of the Common Stock issued in this Offering does not cover the resale of such shares. Shares of the Common Stock purchased by persons who are not affiliates of CCBI may be resold without further registration. Shares purchased by an affiliate of CCBI will be subject to the resale restrictions of Rule 144 under the Securities Act. If CCBI meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of CCBI who complies with the other conditions of Rule 144 (including the holding period and those that require the affiliate's sale to be aggregated with those of certain other persons) may be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of: (i) 1% of the outstanding shares of CCBI; or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by CCBI to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

         The scope of regulation, supervision and permissible activities of CCBI is subject to change by future federal and state legislation.


                                   MANAGEMENT

Directors and Executive Officers

         The Board of Directors of CCBI and Citizens Bank currently consist of 13 directors and 6 executive officers, respectively. The Board of Directors of CCBI is currently divided into three classes, with the members of each class serving three-year terms.

         The following sets forth information regarding the directors and executive officers of CCBI and Citizens Bank.

         Diane M. Beyer, age 58, is a Director and Assistant Secretary of CCBI, and is a member of its Audit Committee. She also serves as a Director of Citizens Bank and as Chairman of the Board's Compensation and Personnel and CRA Committees and member of the Executive Committee. Mrs. Beyer has extensive business experience in the areas of administration and human resources, and is a member of the National Association of Women in Construction and was Chairman of its Public Relations/Marketing Committee for 1990-91. She has been a resident of Naples, Florida, and a Human Resources Consultant since 1993, and serves in a policy-making role in several non-profit organizations.

         Joel M. Cox, Sr., age 59, has 37 years of experience in banking and insurance. Mr. Cox is a Director of CCBI, serves as Chairman of the Executive Committee, and is a member of the Audit Committee. Mr. Cox is Chairman of the Board of Citizens Bank and serves as an ad hoc member of all Board committees of Citizens Bank. Mr. Cox has been Vice President and Director of Cox Insurance Agency, Inc., on Marco Island, Florida, since 1985. He currently serves as Membership Chairman of the Kiwanis Club of Marco Island and serves on the Marco Island Fair Water Committee.

         Thomas B. Garrison, age 52, has over 30 years of experience in the design and development of major software projects. Mr. Garrison is a Director of CCBI and serves as Chairman of the Audit Committee. He is also a Director of Citizens Bank and serves as Chairman of the EDP Committee, Vice Chairman of the Audit Committee, and is a member of the CRA Committee. Mr. Garrison is employed by the Barron-Collier Companies, where he has served as the Management Information Systems Director, Chief Information Officer, and currently as the Network Technology Manager. Mr. Garrison has been a Collier County resident, residing in Naples, Florida, since 1988, and has been an active member of several Collier County civic organizations, including Toastmaster, Naples Investment Club, Small CAP Investment Club, Naples Computer Club, and the Latin American Business Association.

         Jamie B. Greusel, age 36, is Assistant Secretary to, and a member of, the Board of Directors of Citizens Bank. Mrs. Greusel serves as a member of the Audit Committee and the Loan Committee. She is a member of the Florida Bar, licensed in all State Courts; member of the New Jersey Bar, licensed in all State Courts and the United State District Court for the District of New Jersey; member of the Real Property, Probate and Trust Section of the Florida Bar; member of the Collier County Bar Association; Associate Member of Marco Island Area Association of Realtors; Associate Member of the Community Association Managers of Marco Island; Member, Attorney's Title Insurance Fund; and Vice President, Home and School Association, St. Elizabeth Seton School

         James S. Hagedorn, age 55, serves as Vice Chairman of CCBI, Chairman of the Loan Committee and is a member of the Executive and Strategic Planning Committees. Mr. Hagedorn also serves as Vice Chairman of the Board of Directors of Citizens Bank, Chairman of the Loan Committee and is a member of the Executive, Audit, Asset/Liability, Building and Facilities, and Compensation and Personnel Committees. Mr. Hagedorn has been President and Director of Waterside Development Corp. since 1995. He served as Chairman, President, and CEO of The Merchant Bank of Florida, Brandon, Florida, and as President of The Merchant Bancorporation of Florida from 1986 through 1994.

         Dennis J. Lynch, age 55, is a member of the Board of Directors of CCBI and serves as Vice Chairman of the Audit and Loan Committees. He is also a member of the Board of Directors of Citizens Bank, where he serves as Chairman of the Asset/Liability Committee and the Building and Facilities Committee, and as Vice Chairman of the Compensation and Personnel and Loan Committees. Mr. Lynch has been involved in the real estate sales and development business since moving to Naples in 1971. He has been the owner and President of Dennis J. Lynch and Associates, a real estate sales agency established in 1979. Since 1979, his firm has developed and been involved in the management of over 500,000 square feet of commercial real estate space in Collier County. Currently, the firm is a co-developer of a 52,000 sq. ft. commercial building in Naples, Florida.

         Robert A. Marks, age 66, is a member of the Board of Directors of Citizens Bank and serves as a member of the Audit, Compensation and Personnel, CRA, and Welcoming Package Committees, and is an alternate member of the Loan Committee. Mr. Marks also serves as Chairman of Citizens Bank's Advisory Board. Mr. Marks retired with over 30 years of service with Metropolitan Life as Regional Manager heading up their operations in Tennessee and Kentucky. Mr. Marks' involvement in the Marco Island Community includes serving as a past President of Marco Island Men's Club, current board member of Sunrise Rotary Club of Marco Island and the Gulfview Club of Marco Island.

         Stephen A. McLaughlin, age 51, is a founding director of CCBI and of Citizens Bank. He has served on the Boards of both companies since 1995. Mr. McLaughlin is Senior Vice President, Secretary and Treasurer of CCBI, serves as Vice Chairman of the Executive Committee, and is a member of the Audit, Loan and Strategic Planning Committees. He also serves as Vice President, and Secretary of Citizens Bank. He is Vice Chairman of the Asset/Liability Committee and is a member of the Executive, Building and Facilities, EDP, and Loan Committees. Prior to 1996, Mr. McLaughlin's business involved the operations of several Maine-based real estate consulting and timber companies, including Stillwater Land & Lumber Limited.

         Michael A. Micallef, Jr., age 48, is the President and CEO of Citizens Bank and a Vice President of CCBI. He is also a member of the Board of Directors of Citizens Bank and is a member of the Loan Committee. In addition, Mr. Micallef serves as Citizens Bank's Secrecy, Bribery, Security and Investment Officer. Mr. Micallef has 29 years of experience in the banking industry and has spent the past 19 years working for banks in South Florida. Prior to joining Citizens Bank, Mr. Micallef was President and CEO of BankBoynton in Boynton Beach, Florida from February, 1993 to May, 1997.

         Louis J. Smith, age 74, is a member of the Board of Directors of CCBI. Mr. Smith was a self-employed Pharmacist for 34 years, currently owns and operates Pat's Hallmark in the Shops of Marco on Marco Island and is the Officer in Charge of a U.S. Post Office in Marco Island. Mr. Smith was formerly a bank director for the 1st Wisconsin Bank of Wisconsin (now First-Star).

         Richard Storm, Jr., age 56, is a founding director, Chairman, CEO and President of CCBI, and serves on the Executive and Loan Committees of the Board. He is also a member of the Board of Directors of Citizens Bank, where he serves as Chairman of the Executive and Audit Committees, and is a member of the Compensation and Personnel, EDP, Loan and Welcoming Package Committees. Mr. Storm is currently an at-large director for Group VI for Community Bankers of Florida. Mr. Storm has an extensive background in real estate management, marketing, finance and development. From 1987 to 1994, Mr. Storm served as a director of Citizens National Bank and Citizens National Corporation, both of Naples, Florida. From 1992 to 1994, Mr. Storm served as Corporate Secretary for Citizens National Corporation. Following the Citizens National merger with AmSouth Bank of Florida in 1994, Mr. Storm served as a City Director of AmSouth Bank until April 1995. As a director of Citizens National Bank, Mr. Storm served as an active member of a number of board committees. Mr. Storm is the President of Storm & Company, Inc., a Florida corporation specializing in consulting, venture capital and marketing. He is also President of Loanstar Capital, Inc., and the managing General Partner for Cumberland Associates, a shopping center owner/operator with principal offices in Windham, Maine. He is a member of the Loyal Order of Moose in Marco Island, the Everglades Sporting Clays Club of Naples and has been a member of the Masons Ark Lodge 39, A.F. & A.M., in Georgetown, Connecticut since 1968. Mr. Storm is a member of the Marco Island Shrine Club and the Marco Island Power Squadron, Inc, and is an honorary member of the Florida Sheriffs Association/Florida Sheriffs Youth Ranches.

         John G. Wolf, age 51, is Assistant Treasurer and a member of the Board of Directors of CCBI where he serves as the Chairman of the Strategic Planning Committee. He is also a member of the Audit Committee, and is an alternate member of the Loan Committee. Mr. Wolf is a practicing dentist in Naples, Florida and is on the Board of Directors of the Florida Sports Shooting Association, and a member of the Governor's Council on Sports and Fitness. Mr. Wolf is also involved in health care delivery and the development and marketing of dental practices.

         W. Terrell Upson, age 59, has been Executive Vice President of the Company since 1997. He has served as a director of Citizens Bank and the Company from 1995-1997. Mr. Upson also served as President of Citizens Bank from May 1996 through May 1997. He was the managing director for the Summerlin Group, Inc. of Ft. Myers from 1995-1996, and a Senior Vice President of corporate banking for BancFlorida from 1992 to 1995.

         Bruce G. Fedor, age 62, is Vice President and General Counsel of CCBI. He is also a Vice President and the Compliance Officer for Citizens Bank. Prior to joining Citizens Bank, Mr. Fedor was formerly associated with a Naples law firm specializing in banking and commercial loan matters and from 1990 to 1994 served as General Counsel of BancFlorida, Inc. He is a member of the Florida and Collier County Bars.

         Sharon K. Ginn, age 44, became a Vice President/Cashier of Citizens Bank in October, 1997. From February, 1992 to October, 1997, Mrs. Ginn was with First National Bank and Trust Co. of the Treasure Coast in Stuart, Florida where she was an Assistant Vice President and Accounting Manager. Mrs. Ginn has more than 18 years of managerial and technical experience in financial institutions.

         David E. Klein, age 42, became a Vice President and Loan Officer of Citizens Bank in April, 1997, and currently serves as Executive Vice President. Mr. Klein also serves as Citizens Bank's CRA Officer. Mr. Klein has almost 20 years of banking experience in all areas of residential and commercial lending, the most recent of which was as Vice President/Loan Officer of Bank of Bowie in Prince George's County, Maryland from January, 1993 to April, 1997. Prior to his position at the Bank of Bowie, he was Vice President/Business Banking at the First American Bank of Maryland and Branch Officer and Market Manager at the Maryland National Bank. Mr. Klein is an active member of the Marco Island Sunrise Rotary Club.

                             EXECUTIVE COMPENSATION

Employment Contracts

         CCBI does not have an employment agreement with any of its officers. Citizens Bank has an employment agreement ("Agreement") with its President and Chief Executive Officer, Michael A. Micallef, Jr. The Agreement, which became effective June 2, 1997, is for a one-year term and is automatically renewed for a successive six month term, unless either party notifies the other of their desire to terminate the Agreement at the expiration of the term. Such notice must be given at least 30 days prior to the expiration of the current term.

         The Agreement provides Mr. Micallef with a $79,000 base salary, plus reimbursement of reasonable business expenses. In addition, Mr. Micallef may be granted an annual performance bonus, which is solely at the discretion of the Board of Directors. Under the Agreement, Mr. Micallef was granted Incentive Options for 15,000 shares of Common Stock at a grant price of $10.00 per share (adjusted to 30,000 shares at $5.00 per share as a result of the December 15, 1997, two-for-one stock split) which vest 20% per year and expire 10 years from the date of grant, along with an automobile allowance and three-months disability coverage.

         Mr. Micallef may participate in all employee benefits, stock option plans, pension plans, insurance plans and other fringe benefits that are commensurate with his position. The Agreement provides for termination by Citizens Bank for "good cause". In the event Citizens Bank chooses to terminate Mr. Micallef's employment for reasons other than for good cause, he (or in the event of death, his beneficiaries) would be entitled to a severance payment equal to the total annual compensation for the remainder of the term of the Agreement, or six months pay, whichever is greater. In the event of a change of control of the Company, Mr. Micallef will be entitled to one-year's annual compensation.

         In the event Mr. Micallef voluntarily terminates his employment other than for the reasons mentioned herein, all rights and benefits under the Agreements shall immediately terminate upon the effective date of termination.

Directors Stock Options

         On February 24, 1998, the Company adopted its non-employee 1998 Directors Stock Option and Limited Rights Plan ("Directors' Plan") to provide for the grant of stock options to purchase shares of the Company's Common Stock to non-employee directors of the Company. Non-employee directors are those directors who do not receive a salary from CCBI or any of its subsidiaries. The purpose of the Directors' Plan is to advance the interests of CCBI, its subsidiaries, and its shareholders by providing the directors of the Company or its wholly owned subsidiaries, upon whose judgment, initiative, and oversight of the conduct of the business of the Company depends with an additional incentive to serve on the Board of Directors of the Company or its subsidiaries, as well as to attract persons of experience, integrity, and ability to serve as directors in the future.

         The maximum number of shares of Common Stock that may be issued pursuant to options granted under the Directors' Plan is 150,000. Under the Directors' Plan, non-employee directors of the Company will each be granted a stock option for 10,000 shares of common stock and non-employee directors of Citizens Bank who are not also directors of the Company will each be granted a stock option for 5,000 shares of Common Stock at an exercise price of $7.50 per share. The stock options to be granted to the respective Boards of Directors are not cumulative. The stock options will not be granted until the Directors' Plan is approved by a majority vote of the Company's shareholders at the Annual Meeting of Shareholders.

         The Directors' Stock Options are for a maximum term of ten years from the effective date of the Directors' Plan, February 24, 1998. Future stock options will be granted at an exercise price determined at the time of issuance to be the "fair market value" of the underlying common stock on the date the stock option was granted. Options to be granted effective February 24, 1998, will be at an exercise price of $7.50 per share or the fair market value on that date. Stock options will vest from a director's Affiliation Date, which is defined as the date on which a director was elected or appointed to his or her position, as follows: 50% of the grant on the second anniversary of the director's Affiliation Date; 75% on the third anniversary of the Affiliation Date; and 100% on the fourth anniversary of the Affiliation Date. The stock options held by an outside director are canceled immediately if such director is removed for "cause", as defined in the Directors' Plan. Neither the Directors' Plan nor the options to be granted thereunder will be effective unless and until Director's Plan is approved by the CCBI's shareholders.

Incentive Stock Options

         The 1996 Incentive Stock Option Plan ("Plan") for officers and employees of CCBI and its wholly owned subsidiaries was approved by CCBI's shareholders at the 1996 Annual Meeting of Shareholders. The Plan provides for the issuance of up to 200,000 shares (adjusted for the two-for-one stock split) of the CCBI's Common Stock pursuant to options granted under the Plan. The exercise price of the 36,000 shares granted in 1996 was $9.00 per share (adjusted to 72,000 shares at $4.50 per share as a result of the two-for-one stock split on December 15, 1997). In 1997, 129,000 Incentive Options were granted at between $9.00 and $12.00 per share (with an adjusted price of $4.50 and $6.00 per share to reflect the December 15, 1997, two-for-one stock split). At December 31, 1997, Incentive Options for 155,400 shares remained outstanding, and 36,600 unallocated shares were available for grant. The Incentive Options have 10 year terms from the date of the grant and vest at a rate of 20% per year.

         The following table sets forth information concerning the Incentive Options that have been granted (as adjusted to reflect the December 15, 1997, two-for-one stock split) to the executive officers of the Company and Citizens Bank.


                                                                 Price
Name                   Shares Granted  Date of Grant          Per Share(1)
----                   --------------  -------------          ------------

David E. Klein              15,000    April 1, 1997              $4.75
                             3,000    August 19, 1997             5.50
                             3,000    October 21, 1997            6.00

Bruce G. Fedor              10,000    November 10, 1997           6.00

Sharon K. Ginn              10,000    October 20, 1997            5.63

Stephen A. McLaughlin       10,000    October 8, 1996             4.50
                            10,000    May 21, 1997                5.00

Michael A. Micallef, Jr.    30,000    June 4, 1997                5.00

W. Terrell Upson            20,000    May 20, 1996                4.50
                            10,000    February 18, 1997           4.50


Director Compensation

         CCBI does not presently compensate directors for Board or Committee meetings. Effective October 1, 1997, Citizens Bank began paying directors' fees to its outside directors. Directors receive $100 for each Board meeting attended and $25 for each Committee meeting attended.

                              CERTAIN TRANSACTIONS

Indebtedness of Management

         The policy of the Company is generally not to make loans to directors and officers, but permits loans to employees. Citizens Bank is also subject to the provisions of Section 22(h) of the Federal Reserve Act. Any credit extended by Citizens Bank to directors, executive officers and, to the extent otherwise permitted, principal shareholders, or any affiliates thereof must be: (i) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by Citizens Bank with non-affiliated parties; and (ii) not involve more than the normal risk of repayment or present other unfavorable features.

         As of December 31, 1997, Citizens Bank had no loans outstanding to directors or executive officers, or their affiliates as that term is defined by Commission regulations.

                      MARKET FOR COMMON STOCK AND DIVIDENDS

Limited Trading Activity

     The price of CCBI's Common Stock is currently quoted on the Nationsl Quotation Bureau System Pink Sheets under the symbol "CCBI". Prior to this
Offering, there has been only limited trading activity. Although the Company expects that an active trading market will develop, there can be no assurance that an active trading market will develop at the completion of this Offering or that such a market , if developed, will continue. It is the Company's intent to list the Common Stock on the Nasdaq - SmallCap Market sometime during the fourth quarter of 1998 or the first quarter of 1999 depending on market conditions and assuming the Company meets the Nasdaq SmallCap listing requirements.

Dividends

         CCBI has not paid a dividend (cash or stock) since its inception. The Company expects that its earning will be retained to support growth and expansion into new business opportunities. The Company does not expect top pay a cash dividend in the forseeable future.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

         The following table indicates certain information regarding the current beneficial ownership of Common Stock by each of the Company's directors and executive officers, and all of the directors and executive officers as a group. It is anticipated that 100,000 shares of the Offering will be purchased by the Company's executive officers and directors, but there has been no formal commitment to purchase shares as of the date of this Prospectus.


                                                        % of      % of
                            Amount                     Ownership Ownership
                           Owned at                    Based on   Based on
                         December 31,       % of       the Total  the Total
Name                        1997        Ownership(1)   Minimum     Maximum
----                        ----        ------------   -------     -------
Diane M. Beyer               10,000(2)        (3)  %     (3) %    (3) %
Joel M. Cox, Sr              58,730(4)         3.69      3.11     2.27
Thomas B. Garrison           23,500(5)         1.49      1.25       (3)
James S. Hagedorn            20,000(6)         1.27      1.07       (3)
Dennis J. Lynch              58,500(7)         3.68      3.09     2.26
Stephen A. McLaughlin        62,000(8)         3.89      3.27     2.39
Louis Smith                     400           (3)       (3)         (3)
Richard Storm, Jr           450,080(9)        26.01     22.17    16.48
Jack G. Wolf                 39,000(10)        2.46      2.07     1.51
Michael A. Micallef, Jr         N/A           N/A       N/A      N/A
W. Terrell Upson             14,600(11)       (3)       (3)         (3)
Sharon K. Ginn                  N/A           N/A       N/A      N/A
Jamie B. Greusel              3,600(12)       (3)       (3)         (3)
David E. Klein               20,700(13)        1.31     (3)         (3)
Robert A. Marks               9,000(14)       (3)       (3)         (3)
Linda J. Sandlin              3,000(15)       (3)       (3)         (3)

All Directors and
Executive Officers as a
Group (16 persons)          773,110           42.53%    36.50%   27.44%
                            =======           =====     =====    =====

-----------------------------
(1) Percentage based on current beneficial ownership assuming shares under Warrants have been exercised.
(2) Amount includes 8,000 shares held jointly with Mrs. Beyer's husband, Robert F. Beyer, and 1,600 unexercised shares subject to Warrants.
(3)   Amount is less than 1%.
(4) Amount includes 18,310 unexercised shares subject to Warrants; 20,000 shares held by Joel M. Cox as Trustee for the Joel M. Cox Revocable Trust; 11,000 shares held by Cede & Co. f/b/o Joel M. Cox; 6,200 shares held by the Cox's Insurance Agency, Inc. (Joel M. Cox, Vice President); and 2,000 shares held by Joan C. Cox, Mauale M. Greene and William Greene, in which Mr. Cox disclaims any beneficial interest; and 1,220 shares owned by the Joan C. Cox Revocable Trust.
(5) Amount includes 11,600 shares held individually; 6,400 shares held by his individual retirement account; 1,000 shares held by his wife's individual retirement account; and 4,500 unexercised shares subject to Warrants
(6) Amount includes 19,000 shares held by Robert W. Baird & Co. f/b/o James S. Hagedorn IRA, and 1,000 shares held by Robert W. Baird f/b/o Pat Hagedorn IRA.
(7) Amount includes 29,000 shares held by Cede & Co. f/b/o Dennis Lynch IRA; 10,000 shares held by Cede & Co. f/b/o Bonnie Lynch; and 19,500 unexercised shares subject to Warrants.
(8) Includes 20,000 shares subject to presently exercisable stock purchase warrants issued in connection with the Company=s initial stock offering; 2,000 options vested under the 1996 Incentive Stock Option Plan; 15,000 shares owned individually by Mr. McLaughlin; 8,000 shares held by the Stillwater Land & Lumber Limited Pension Plan of which Mr. McLaughlin is the administrator and sole beneficiary; and 17,000 shares held by the Stillwater Land & Lumber Limited Profit Sharing Plan of which Mr. McLaughlin is the administrator and sole beneficiary.
(9) Includes 158,730 shares subject to presently exercisable stock purchase warrants issued in connection with the Company=s initial stock offering; 196,810 shares owned individually by Mr. Storm; 3,000 shares owned by Storm & Company; 51,000 shares held by the Richard Storm Profit Sharing Plan; 10,000 shares owned by the Kathleen Storm Profit Sharing Plan; 540 shares owned by his wife, Kathleen Storm; and 30,000 held by US Clearing FBO Richard Storm, Jr. Profit Sharing Plan.
(10) Amount includes 26,000 shares held individually and 13,000 unexercised shares subject to Warrants.
(11)  14,600 shares owned individually.
(12) Includes 1,200 unexercised shares subject to Warrants; 2,000 shares owned jointly with her husband; 200 shares c/f daughter Danin L. Greusel; and 200 shares c/f daughter Mikilena A. Greusel.
(13) Includes 5,500 unexercised shares subject to Warrants and 15,200 shares owned individually.
(14) Includes 1,000 unexercised shares subject to Warrants and 8,000 shares owned jointly with his wife.
(15) Includes 1,000 unexercised shares subject to Warrants and 2,000 shares owned jointly with her husband. Principal Holders of Voting Securities. The following table sets forth information as of December 31, 1997, with respect to the ownership of shares of Common Stock by beneficial owners of more than 5% of the Common Stock of CCBI.

     Principal Holders of Voting Securities. The following table sets forth information as of December 31, 1997, with respect to the ownership of shares of Common Stock by beneficial owners of more than 5% of the Common Stock of CCBI.


                                                         % of Common Stock
 Name and Address               Amount Owned           Issued and Outstanding
 ----------------               ------------           ----------------------

Richard Storm, Jr.                450,080(1)                   26.01%
264 Rock Hill Court
Marco Island, Florida 34145

Paul Janssens-Lens                151,590(2)                   9.65%
992 Winterberry
Marco Island, Florida 34145

----------------------------
(1)   See footnote 9 on pages 48 herein.
(2) Amount includes 105,060 shares held individually and 46,530 unexercised shares subject to Warrants.

                          DESCRIPTION OF CAPITAL STOCK

         CCBI has authorized 10,000,000 shares of authorized capital stock, consisting of 8,000,000 shares of Common Stock, par value $0.01 per share, and 2,000,000 shares of Preferred Stock, par value of $0.01 per share. As of December 31, 1997, 1,571,624 shares of Common Stock were issued and outstanding and 646,375 shares were subject to issuance pursuant to Warrants. No shares of Preferred Stock were issued.

Common Stock

         Each share of CCBI Common Stock has the same relative rights and is identical in all respects with every other share of Common Stock. The holders of Common Stock are entitled to elect the members of the Board of Directors of the Company and such holders are entitled to vote as a class on all matters required or permitted to be submitted to the shareholders of the Company. No holder of any class of stock of the Company has preemptive rights with respect to the issuance of shares of that or any other class of stock and the Common Stock is not entitled to cumulative voting rights with respect to the election of directors.

         The holders of Common Stock are entitled to dividends and other distributions if, as, and when declared by the Board of Directors out of assets legally available therefore. Upon the liquidation, dissolution or winding up of the Company, the holder of each share of Common Stock is entitled to share equally in the distribution of the Company's assets. The holders of Common Stock are not entitled to the benefit of any sinking fund provision. The shares of Common Stock are not subject to any redemption provisions, nor are they convertible into any other security or property of the Company. All shares of Common Stock outstanding are fully paid and non-assessable. CCBI requires the payment of a $10.00 transfer fee with regard to all requests for cancellation and re-issue of shares after the initial issue of share certificates.

Preferred Stock

         CCBI is authorized to issue 2,000,000 shares of Preferred Stock. The Board of Directors may issue the Preferred Stock in series and to fix the particular designation of and the rights, preferences, privileges and restrictions granted to and imposed upon each series, all without approval of the shareholders. CCBI has no plans at this time to issue any of the Preferred Stock authorized.

                  SUMMARY OF ARTICLES OF INCORPORATION OF CCBI

         The following is a summary of the material provisions of the October 10, 1995 Amended and Restated Articles of Incorporation of CCBI ("Articles of Incorporation"). The full text of the Articles of Incorporation are incorporated by reference as an Exhibit to the Registration Statement to which this Prospectus is a part. See "AVAILABLE INFORMATION".

         The power to issue additional shares of common stock rest with the Board of Directors of CCBI, which may help delay or deter a change in control by increasing the number of shares needed to gain control. The following provisions of CCBI's Articles of Incorporation may also have the effect of preventing, discouraging or delaying any change in control of CCBI.

Requirements for Super Majority Approval of Transactions

         CCBI's Articles of Incorporation contain provisions requiring super majority stockholder approval to effect certain extraordinary corporate transactions which are not approved by the Board of Directors. The Articles of Incorporation require the affirmative vote or consent of the holders of at least two-thirds (662/3%) of the shares of each class of Common Stock entitled to vote in elections of directors to approve any merger, consolidation, disposition of all or a substantial part of the assets of CCBI or a subsidiary of CCBI, exchange of securities requiring stockholder approval or liquidation of the
Company ("Affiliated Transaction"), if any person who together with his affiliates and associates owns beneficially 5% or more of any voting stock of CCBI ("Interested Shareholder") is a party to the transaction; provided that a majority of the Disinterested Directors of the Company has not approved the transaction. In addition, the Articles of Incorporation require the separate approval by the holders of a majority of the shares of each class of stock entitled to vote in elections of directors which are not beneficially owned, directly or indirectly, by an Interested Shareholder, of any merger, consolidation, disposition of all or a substantial part of the assets of CCBI or a subsidiary of CCBI, or exchange of securities requiring shareholder approval ("Business Combination") if an Interested Shareholder is a party to such transaction; provided, that such approval is not required if: (i) the consideration to be received by the holders of the stock of the Company meets certain minimal levels determined by a formula under the Articles of Incorporation (generally the highest price paid by the Interested Shareholder for any shares acquired); (ii) there has been no reduction in the average dividend rate from that which was obtained prior to the time the Interested Shareholder became such; and (iii) the consideration to be received by the shareholders who are not Interested Shareholders shall be paid in cash or in the same form as the Interested Shareholder previously paid for shares of such class of stock. This Article, as well as the Article establishing a classified Board of Directors, may be amended, altered, or repealed only by the affirmative vote or consent of the holders of at least 66 2/3% of the shares of each class of stock entitled to vote in elections of directors.


Acquisition Offers

         The Board of Directors, when evaluating any offer of another Person (as defined in the Articles of Incorporation) to: (1) make a tender or exchange offer for any equity security of CCBI; (2) merge or consolidate the Company with another corporation or entity; or (3) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, shall, in connection with the exercise of its judgment in determining what is in the best interest of the Company and its shareholders, give due consideration to all relevant factors, including, without limitation: (i) the social and economic effect of acceptance of such offer on the Company's present and future customers and employees and those of its Subsidiaries (as defined in the Articles of Incorporation); (ii) on the communities in which the Company and its Subsidiaries operate or are located; (iii) on the ability of the Company to fulfill its corporate objectives as a financial institution holding company; and
(iv) on the ability of its subsidiary financial institutions to fulfill the objectives of such institutions under applicable statutes and regulations.

Control Share Acquisitions

         The Articles of Incorporation provide that any person who acquires 20% or more of the Company's shares must comply with the Florida Statutes governing control-share acquisitions. Generally a person intending to acquire such shares must give the Company notice of such intent and request a meeting of the shareholders at which shareholders will be given an opportunity to vote on whether such shares will be accorded full voting rights. Refusal by the shareholders to accord full voting rights would result in the proposed acquiror obtaining shares which could not be voted on any matters to come before the shareholders. Certain acquisitions are exempt from the effects of the Article, such as mergers or business combinations which have been approved by the Board of Directors, as well as acquisitions of shares issued by CCBI in its original offering or in subsequent offerings approved by the Board.

         The effect of all of the above provisions is to make it more difficult for a person, entity or group to effect a change in control of the Company through the acquisition of a large block of CCB's voting stock.

Indemnification

         The FBC Act authorizes Florida corporations to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other entity, against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is adjudged liable, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification. The indemnification provisions of the FBC Act require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding to which he or she was a party by reason of the fact that he or she is or was a director or officer of the corporation. The indemnification authorized under Florida law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or bylaws of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against the director or officer and incurred by the director or officer in such capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him or her against such liability under the FBC Act.

         CCBI's Articles of Incorporation provide for the indemnification of directors and executive officers to the maximum extent permitted by Florida law as authorized by the Board of Directors and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that the director or executive officer was a party to by reason of the fact that he or she is or was a director of CCBI upon the receipt of an undertaking to repay such amount, unless it is ultimately determined that such director is not entitled to indemnification.

                                  THE OFFERING

Initial Offering

         During the first 100 days following the date of the Prospectus (defined herein as the "Initial Offering Period"), CCBI is offering up to 1,000,000 shares of its Common Stock (the "Maximum Offering") on a priority basis to Depositors (existing depositors of Citizens Bank who are Florida residents and have a "demand account" [defined herein to be a checking account, NOW account, or money market account with a minimum balance of $1,000 as of the Record Date]) and shareholders, as of the Record Date, individually or together with their Related Parties, a non-transferable Subscription Right to purchase up to a maximum 3,000 shares of Common Stock in the Initial Offering; while employees and directors of CCBI are being given a Subscription Right to purchase, individually or together with their Related Parties, up to 30,000 shares of Common Stock in the aggregate. The Subscription Right is subject to the availability of shares. See "Subscription Right". Depositors, shareholders, employees and directors, and their Related Parties, will be permitted to purchase their respective limits provided the aggregate number of shares owned at the conclusion of the Offering does not result in the purchaser's beneficial ownership, individually or together with their Related Party, exceeding 9.9%. See "Purchase Limitation" and "RISK FACTORS - Voting Control".

The Community Offering

         Immediately following the Initial Offering, CCBI is offering shares of its Common Stock in a Community Offering to members of the general public who are Florida residents, and to whom a copy of the Prospectus is delivered. Persons of the general public may subscribe to purchase, individually or with their Related Party, a minimum of 100 shares and maximum of 15,000 shares of Common Stock at the Subscription Price of $7.50 per share. Individuals who purchase shares in the Initial Offering will be permitted to subscribe for shares in the Community Offering up to a maximum of 15,000 shares in the aggregate. See "Employees and Directors Purchase Exception". Shares purchased by Depositors, shareholders, employees and directors in the Community Offering will not be on a priority basis. There can be no assurance that any shares of Common Stock will be available to persons desiring to subscribe for Common Stock in the Community Offering, or that a subscriber will receive the entire amount of shares he or she subscribes for in the Community Offering. See "Purchase Limitation". To properly subscribe for shares of Common Stock in the Offering, the appropriate sections of the Order Form must be completed, and payment in full must accompany the Order Form. See "Purchase Limitation".


Subscription Right

         Depositors and shareholders, as of the Record Date, and employees and directors of the Company are being given the right to purchase ("Subscription Right") shares of Common Stock in the Initial Offering. The Subscription Right is subject to shares being available at the time the subscription is delivered to and accepted by the Company. Subscriptions will be honored in the order in which they are received (as of the logged in time and date) by the Company, subject to the Order Form being determined by the Company (in its sole discretion) to be valid and complete. See "Procedure for Subscribing for Common Stock".

Employees and Directors Purchase Exception

         Each employee and director of the Company, together with their Related Party, will be permitted to purchase up to an aggregate of 30,000 shares during the Initial Offering, or in the Community Offering. Purchases made in the Community Offering will not be on a priority basis.

Expiration Dates of the Offering

         The Initial Offering will expire at 5:00 p.m., Local Time, on July 23, 1998. At the expiration of the Initial Offering, unexercised Subscription Rights will be null and void and the Company will not be obligated to honor any Order Form received by the Escrow Agent after the Initial Offering Period, regardless of when the documents were sent.

         The period for the Minimum Offering will expire at 5:00 p.m., Local Time, on September 6, 1998. The Community Offering will expire at 5:00 p.m., Local Time, on April 13, 1999, unless the Community Offering is terminated beforehand at the sole discretion of the Board of Directors.

Conditions to Consummation of the Offering

         The Offering will not be consummated and all funds received by the Company's Escrow Agent will be promptly returned with interest if the Minimum Offering (300,000 shares of Common Stock) is not sold by 5:00 p.m., Local Time, on September 6, 1998.

Procedure for Subscribing for Common Stock

         Depositors, shareholders, employees and directors who desire to exercise their Subscription Rights, as well as persons who desire to participate in the Community Offering must deliver to the Company, on or prior to the Initial Offering Period or the Offering Expiration Date, whichever the case may be, a properly completed and executed Order Form with any required signatures, together with payment in full of the aggregate Subscription Price for the shares of Common Stock subscribed for in the Offering. Such payment in full must be:
(i) a check or bank draft drawn upon a domestic bank or postal, telegraphic or express money order payable to "IBBF as Escrow Agent for CCBI"; or (ii) wire transfer of funds to the account maintained by the Escrow Agent for such purpose. The aggregate Subscription Price will be deemed to have been received by the Escrow Agent only upon: (i) clearance of any non-certified check, (ii) receipt by the Escrow Agent of any certified check or bank draft drawn upon a domestic bank or of any postal, telegraphic or express money order, or (iii) receipt of good funds in the Escrow Agent's account designated above. If paying by a non-certified personal check, please note that the funds paid thereby may take at least five business days to clear. Accordingly, persons who wish to pay the aggregate Subscription Price by means of a non-certified personal check are urged to make payment sufficiently in advance of the Expiration Date of the specific Offering period to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier's check, money order or wire transfer of funds. All funds received by CCBI shall be forwarded to the Escrow Agent. The Minimum Offering shares must be sold in order to break escrow. If the Minimum Offering is not sold, the funds held in the Escrow Account will be returned with interest. If the Minimum Offering shares are sold and the Offering is closed, earnings on such funds (which are not expected to be material) will be retained by CCBI. The Escrow Agent will invest collected Subscription Funds, in short-term direct obligations of the United States government (either directly or under repurchase agreement), in FDIC insured money market deposit accounts (not to exceed $100,000), and/or in short-term FDIC insured certificates of deposit (not to exceed $100,000), but in any case with maturities of 90 days or less.

         The address to which the Order Form and payment of the Subscription Price should be delivered is:

                                    Citizens Community Bancorp, Inc.
                                    Attention:    James S. Hagedorn
                                    650 East Elkcam Circle
                                    Marco Island, Florida  34145

         Payment may be made by wire transfer as described above. Persons who make payments by such method must be sure to deliver to the Company, prior to the Expiration Date, a properly executed and completed Order Form. Order Forms may be delivered to the Company at its corporate offices by telecopy, if subscription funds are being sent via wire transfer. The Company's telephone number is (941) 389-1800 and the Company's facsimile number is (941) 389-2466.

         If the aggregate Subscription Price paid by a subscriber is insufficient to purchase the number of shares of Common Stock that the subscriber indicates are being subscribed for, or if a subscriber does not specify the number of shares of Common Stock to be purchased, or if the aggregate Subscription Price paid by a subscriber exceeds the amount necessary to purchase the number of shares of Common Stock for which the subscriber has indicated an intention to subscribe, then the subscriber will be deemed to have exercised first, the Subscription Right and second, to have purchased shares of Common Stock in the Community Offering to the full extent of the payment tendered (subject to the availability of shares and reduction to the extent necessary to comply with any regulatory limitation or conditions imposed by CCBI in connection with the Offering). See "Purchase Limitation".

         If the aggregate Subscription Price paid by a person purchasing shares in the Community Offering is insufficient to purchase the number of shares of Common Stock that the person indicates are being subscribed for, or if such Community Offering participant does not specify the number of shares of Common Stock to be purchased, or if the aggregate Subscription Price paid by an Offering participant exceeds the amount necessary to purchase the number of shares of Common Stock for which the Community Offering participant has subscribed, then the Community Offering participant will be deemed to have subscribed for the number of shares of Common Stock which may be purchased by the full extent of the payment tendered (subject only to reduction to comply with regulatory limitations or conditions of the Offering). See "Purchase Limitation".

         Holders who hold shares of Common Stock for the account of others, such as brokers, trustees or depositories for securities, should notify the respective beneficial owners of this Offering as soon as possible to ascertain such beneficial owners' intentions and to obtain instructions with respect to Subscription Rights. If such a beneficial owner so instructs, the record holder of such Subscription Right should submit payment to the Company with the proper documentation. In addition, beneficial owners of Common Stock held through such a nominee holder should contact the holder and request the holder to effect transactions in accordance with the beneficial owner's instructions.

         The instructions accompanying the Order Form should be read carefully and followed in detail. Order Forms should be sent with payment to CCBI's at 650 East Elkcam Circle, Marco Island, Florida 34145.

         The method of delivery of Order Forms and payment of the aggregate Subscription Price to CCBI will be at the election and risk of the participants in the Offering, but if sent by mail, it is recommended that such Order Form and payments be sent by registered mail, properly insured, with return receipt requested and that a sufficient number of days be allowed to ensure delivery to CCBI and clearance of payment prior to the expiration of the Initial Offering Period in the case of Depositors, shareholders, employees and directors or the Offering Expiration Date in the case of the Community Offering participants. Because uncertified personal checks may take five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier's check, money order or wire transfer of funds.

         All questions concerning the timeliness, validity, form and eligibility of Order Forms received or any exercise of Subscription Rights will be determined by CCBI, whose determinations will be final and binding. CCBI in its sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported subscriptions for shares of Common Stock. Order Forms will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as CCBI determine in its sole discretion. Neither CCBI nor the Escrow Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Order Forms or incur any liability for failure to give such notification.

         Subscriptions for the Common Stock which are received by the Company from Depositors, shareholders, employees or directors exercising Subscription Rights or from persons in the Community Offering, may not be revoked once accepted by CCBI.

Plan of Distribution

         The securities being offered in the Offering will be sold on a best-efforts basis by certain directors and executive officers of the Company and no commission will be paid on such sales. The directors and executive officers are not registered as securities brokers or dealers under the federal securities laws, nor are these individuals affiliated with any broker or dealer. Such persons are registered as Associated Persons with the Florida Department of Banking, Division of Securities and Investor Protection. In reliance on Rule 3a4-1 of the Exchange Act, the Company believes that its officers and directors who are engaged in the sale of the securities will not be deemed to be brokers and/or dealers under the Exchange Act.

Purchase Limitation

         CCBI will not be required to issue shares of Common Stock pursuant to the Offering to any person who, in the opinion of CCBI, would be required to obtain prior clearance or approval from any state or federal regulatory authority to own or control such shares. The minimum number of shares of Common Stock any person may purchase in the Initial Offering or the Community Offering is 100 shares. No fractional shares will be issued in the Offering. The maximum a Depositor or shareholder together with their Related Party may purchase in the Initial Offering is 3,000 shares. An employee or director together with their Related Party will be permitted to purchase a maximum of 30,000 shares in either the Initial Offering or the Community Offering. If shares are available in the Community Offering, each Depositor and shareholder, together with their Related Parties can, without preference, subscribe for up to a maximum of 15,000 shares in the aggregate. Shares not subscribed for in the Initial Offering will be offered to the general public who are Florida residents in the Community Offering. Participants in the Community Offering may purchase individually or together with their Related Party a maximum of 15,000 shares of Common Stock in the aggregate. Except for Richard Storm, who already owns in excess of 9.9% of the Company's Common Stock, no person shall be allowed to purchase, individually or together with their Related Party, shares of Common Stock in the Initial Offering or the Community Offering which, when aggregated, would exceed 9.9% of the total number of shares outstanding at the conclusion of the Offering.

         Related Party. The term "Related Party(ies)" is defined for purposes of this Offering to mean associates of, or persons acting in concert with, the individual subscribing to purchase shares of Common Stock in the Offering. "Associate" is defined to mean: (1) any corporation or organization (other than CCBI) of which such person is an officer or partner is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (3) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person, or who is a director or officer of CCBI or any of its subsidiaries.

         Acting in Concert. Under FDIC regulations a rebuttable presumption of concerted action will occur, but is not limited to these situations: (1) a person will be presumed to be acting in concert with the members of the person's immediate family (which includes a person's spouse, father, mother, children, brothers, sisters and grandchildren; the father, mother, brother and sisters of the persons spouse; and the spouse of the person's child, brother or sister);
(2) persons will be presumed to be acting in concert with each other where: (i) both own stock in a bank and both are also management officials, controlling shareholders, partners, or trustees of another company; or (ii) one person provides credit to another or is instrumental in obtaining financing for another person to purchase stock of the bank; and (3) a person will be presumed to be acting in concert with any trust for which such person or company serves as a trustee.

Blue Sky Consideration

         CCBI has determined that its shareholders reside in 27 states, based upon the most current information available from its records. The sale of the securities in this Offering are exempt or will be made exempt by appropriate filings in twenty-two states. In addition, the securities in this offering will be registered in Florida where the securities in this Offering will be offered to Depositors, shareholders, employees, directors and the general public. None of the securities in this Offering will be sold to shareholders residing in Kentucky and New York, as CCBI has determined not to register in those states.

Issuance of Common Stock

         Provided that all conditions necessary to consummate the Offering are satisfied, including the sale of a minimum of 300,000 shares of Common Stock in the Minimum Offering, certificates representing shares of Common Stock purchased pursuant to the Offering will be delivered to purchasers as soon as practical after the Expiration Date of the Minimum Offering and after all prorations and adjustments contemplated by the Initial Offering and Community Offering have been effected. No fractional shares will be issued in the Offering.

Subscription Price

         The Subscription Price is $7.50 in cash, per share of the Common Stock subscribed for in the Offering. See "DETERMINATION OF SUBSCRIPTION PRICE".

Foreign and Certain Other Shareholders

         Order Forms will not be mailed to shareholders whose addresses are outside the United States or who have an APO or FPO address. To exercise their Subscription Rights, such shareholder must notify the Company prior to the expiration of Initial Offering Period.

Certain Federal Income Tax Considerations

         For federal income tax purposes, receipt of the Subscription Rights should be treated as a non-taxable distribution with respect to the Common Stock. Upon exercise of Subscription Rights, shareholders will not recognize gain or loss. The basis of each share of Common Stock acquired upon exercise of a Subscription Right will equal the Subscription Price. The holding period for such Common Stock will begin on the date the Subscription Rights are exercised. No loss will be recognized by a shareholder who receives Subscription Rights and allows those Subscription Rights to lapse.

         Because of the individual nature of tax consequences, shareholders are advised to consult their tax advisors with respect to these and other federal, state and local tax consequences of the distribution and exercise of Subscription Rights.

Intention of Directors and Executive Officers

         The directors and executive officers of the Company as a group (16 persons) have indicated to the Company that they intend to subscribe for, in the aggregate, 150,000 shares of Common Stock, either through exercise of Subscription Rights or in the Community Offering. These intentions are not commitments and could change based upon individual circumstances. Assuming the full exercise indicated by the directors and executive officers of the Company, such persons would be deemed to beneficially own 36.71% and 28.72% of the Common Stock assumed to be outstanding on a pro forma basis following the Minimum Offering and the Maximum Offering, respectively.

Right to Amend or Terminate the Offering

         CCBI expressly reserves the right to amend the terms and conditions of the Offering whether the terms and conditions are more or less favorable to the Initial Offering and Community Offering participants. In the event of a material change to the terms of the Offering, the Company will file a post-effective amendment to its Registration Statement, of which this Prospectus is a part, and resolicit subscribers to the extent required by the Commission. CCBI expressly reserves the right, at any time prior to delivery of shares of Common Stock offered hereby, to terminate the Offering if the Offering is prohibited by law or regulation or the Board of Directors concludes, in its judgment, that it is not in the best interests of CCBI to complete the Offering under the circumstances. The Offering would be terminated by CCBI by giving oral or written notice thereof to the Escrow Agent and making a public announcement thereof. If the Offering is so terminated, all funds received from the Initial Offering or Community Offering participants will be promptly refunded, with interest.

Transfer Agent and Registrar

         Prior to the Offering, the Company served as transfer agent for the Common Stock. The Company has engaged Registrar and Transfer Company, Cranford, New Jersey, to handle stock transfers, stock record keeping, and mailing of all proxy materials.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of the Offering, CCBI will have 1,871,624 shares of Common Stock outstanding assuming the sale of the Minimum Offering and 2,571,624, assuming the sale of the Maximum Offering. These shares will be freely tradeable without restriction or further registration under the ExchangeAct, except for shares held or purchased by "affiliates" of the Company, defined in Rule 144 promulgated under the Exchange Act to mean a person who directly or indirectly through the use of one or more intermediaries controls, is controlled by, or is under common control with the Company. CCBI and its executive officers and directors, and certain officers of Citizens Bank holding, in the aggregate, 872,210 shares of Common Stock (assuming full exercise of their Warrants and intended purchases in this Offering) will be eligible for sale in the public market, subject to the volume and other limitations on sale imposed by Rule 144, or unless otherwise registered under the Exchange Act.

         In general, under Rule 144, a person (or person whose shares are aggregated) who has beneficially owned shares for at least one year, including "affiliates" of the Company, would be entitled to sell within any three month period that number of shares that does not exceed the greater of (i): 1% of the number of shares of Common Stock then outstanding (18,716 shares based on the Minimum Offering and 25,716 shares based on the Maximum Offering); or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding such sale. Sales pursuant to Rule 144 are subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.

                                  LEGAL MATTERS

         Certain legal matters, including, among other things, the validity of the shares of Common Stock offered hereby and the tax aspects of the Subscription Rights for existing shareholders have been passed upon by Igler & Dougherty, P.A., Tallahassee, Florida, corporate counsel to the Company.

                                     EXPERTS

         The consolidated financial statements of the Company set forth herein as of December 31, 1997 and 1996, and for each of the years in the two-year period ended December 31, 1997, have been included herein and in the Registration Statement in reliance upon the report of Hacker, Johnson, Cohen & Grieb appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         CCBI is subject to the informational requirements of the Securities Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following regional offices of the
Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material also can be obtained from the Commission's Public Reference Section at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates and from the Commission's Web Site at http://www.sec.gov.

         This Prospectus constitutes part of a Registration Statement on Form SB-2 (File No. 333-47813) filed by CCBI with the Commission under the Exchange Act. This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to CCBI and the Common Stock. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, where a copy of such document has been filed as an exhibit to the Registration Statement or otherwise has been filed with the Commission, reference is made to the copy so filed.

                CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARIES
                          INDEX TO FINANCIAL STATEMENTS


Audited Financial Statements                                        Page
----------------------------                                        ----

Independent Auditors' Report.....................................    F-2
Consolidated Balance Sheets, December 31, 1997 and 1996..........    F-3

Consolidated Statements of Operations for the Years Ended
         December 31, 1997 and 1996..............................    F-4

Consolidated Statements of Stockholders= Equity for the
         Years Ended December 31, 1997 and 1996..................    F-5

Consolidated Statements of Cash Flows for the Years
         Ended December 31, 1997 and 1996........................    F-6

Notes to Consolidated Financial Statements for the Years
         Ended December 31, 1997 and 1996........................    F-7 - F-18


All schedules are omitted because of the absence of the conditions under which they are required or because the required information is included in the financial statements and related notes.

                    Independent Auditors' Report



Board of Directors
Citizens Community Bancorp, Inc.
Marco Island, Florida:

We have audited the accompanying consolidated balance sheets of Citizens Community Bancorp, Inc. and Subsidiaries (the "Company") at December 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.





/s/HACKER, JOHNSON, COHEN & GRIEB PA
------------------------------------
   HACKER, JOHNSON, COHEN & GRIEB PA
   Tampa, Florida
   February 6, 1998


                CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

                           Consolidated Balance Sheets

                                                                         At December 31,
                                                                         ---------------
                                                                    1997                1996
                                                                    ----                ----
  Assets

Cash and due from banks. . . . . . . . . . . . . . . . .      $   3,153,577           1,353,777
Federal funds sold . . . . . . . . . . . . . . . . . . .          9,057,000           6,688,000
                                                               ------------          ----------

         Cash and cash equivalents . . . . . . . . . . .         12,210,577           8,041,777

Securities held to maturity. . . . . . . . . . . . . . .          2,498,614           2,240,290
Loans, net of allowance for
 loan losses of $298,000 and $145,000  . . . . . . . . .         26,420,149          12,115,911
Premises and equipment, net. . . . . . . . . . . . . . .          2,845,997           2,293,140
Accrued interest receivable and other assets . . . . . .            308,152             132,406
Deferred income taxes. . . . . . . . . . . . . . . . . .            138,043             204,000
                                                               ------------          ----------

         Total assets. . . . . . . . . . . . . . . . . .       $ 44,421,532          25,027,524
                                                               ============          ==========

  Liabilities and Stockholders' Equity

Liabilities:
  Demand deposits. . . . . . . . . . . . . . . . . . . .          3,153,135           2,366,487
  Savings and NOW deposits . . . . . . . . . . . . . . .         16,300,813           8,670,357
  Money-market deposits. . . . . . . . . . . . . . . . .          1,302,296             417,775
  Time deposits. . . . . . . . . . . . . . . . . . . . .         16,182,123           6,430,485
                                                               ------------          ----------

         Total deposits. . . . . . . . . . . . . . . . .         36,938,367          17,885,104

  Official checks. . . . . . . . . . . . . . . . . . . .            473,521             579,703
  Mortgage payable . . . . . . . . . . . . . . . . . . .             -                  525,000
  Accrued interest payable and other liabilities . . . .            238,886              73,534
                                                               ------------          ----------

         Total liabilities . . . . . . . . . . . . . . .         37,650,774          19,063,341
                                                               ------------          ----------

Commitments (Note 7)

Stockholders' Equity:
  Preferred stock, $.01 value, 2,000,000 shares authorized,
    none issued or outstanding . . . . . . . . . . . . .             -                     -
  Common stock, $.01 par value 8,000,000 shares authorized
    and 1,571,624 and 707,610 shares issued and outstanding. .       15,716               7,076
  Additional paid-in capital . . . . . . . . . . . . . .          7,010,515           6,322,086
  Accumulated deficit. . . . . . . . . . . . . . . . . .           (255,473)           (364,979)
                                                               ------------          ----------

         Total stockholders' equity. . . . . . . . . . .          6,770,758           5,964,183
                                                               ------------          ----------

         Total liabilities and stockholders' equity. . . . . . $ 44,421,532          25,027,524
                                                               ============          ==========

See Accompanying Notes to Consolidated Financial Statements.

          CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

                Consolidated Statements of Operations

                                                                      Year Ended December 31,
                                                                      -----------------------
                                                                      1997              1996
                                                                      ----              ----
Interest income:
  Loans  . . . . . . . . . . . . . . . . . . . . . . . .       $ 1,913,828             322,538
  Securities . . . . . . . . . . . . . . . . . . . . . .           140,545             118,531
  Federal funds sold . . . . . . . . . . . . . . . . . .           468,404             254,864
  Deposits in banks. . . . . . . . . . . . . . . . . . .            -                   43,863
                                                               -----------            --------

         Total interest income . . . . . . . . . . . . .         2,522,777             739,796
                                                               -----------            --------

Interest expense:
  Deposits . . . . . . . . . . . . . . . . . . . . . . .         1,197,823             276,691
  Other  . . . . . . . . . . . . . . . . . . . . . . . .             9,573               6,182
                                                               -----------            --------

         Total interest expense. . . . . . . . . . . . .         1,207,396             282,873
                                                               -----------            --------

Net interest income. . . . . . . . . . . . . . . . . . .         1,315,381             456,923

Provision for loan losses. . . . . . . . . . . . . . . .           153,000             145,000
                                                               -----------            --------

         Net interest income after provision for loan losses     1,162,381             311,923
                                                                 ---------             -------

Noninterest income:
  Gain on sale of loans. . . . . . . . . . . . . . . . .            68,476               -
  Other service charges and fees . . . . . . . . . . . .           176,974              57,412
  Other  . . . . . . . . . . . . . . . . . . . . . . . .            27,652              12,297
                                                               -----------            --------

         Total noninterest income. . . . . . . . . . . .           273,102              69,709
                                                               -----------            --------

Noninterest expense:
  Compensation and  benefits . . . . . . . . . . . . . .           641,693             332,124
  Occupancy and equipment. . . . . . . . . . . . . . . .           167,755             153,548
  Advertising. . . . . . . . . . . . . . . . . . . . . .            31,917              20,491
  Organizational expenses. . . . . . . . . . . . . . . .            -                  100,079
  Professional fees. . . . . . . . . . . . . . . . . . .            18,108              35,257
  Office supplies. . . . . . . . . . . . . . . . . . . .            30,120              68,982
  Data processing. . . . . . . . . . . . . . . . . . . .            62,195              33,765
  Other  . . . . . . . . . . . . . . . . . . . . . . . .           308,232             170,681
                                                               -----------            --------

         Total noninterest expense . . . . . . . . . . .         1,260,020             914,927
                                                               -----------            --------

Earnings (loss) before income taxes (benefit). . . . . .           175,463            (533,295)

         Income taxes (benefit). . . . . . . . . . . . .            65,957            (191,000)
                                                               -----------            --------

Net earnings (loss). . . . . . . . . . . . . . . . . . .       $   109,506            (342,295)
                                                               ===========            ========

Earnings (loss) per share:

         Basic . . . . . . . . . . . . . . . . . . . . .     $         .07                (.26)
                                                               ===========            ========

         Diluted . . . . . . . . . . . . . . . . . . . .     $         .07                (.26)
                                                               ===========            ========

See Accompanying Notes to Consolidated Financial Statements.

             CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

        Consolidated Statements of Changes in Stockholders' Equity

                                                       Common Stock
                                                   ---------------------
                                                   Number                    Additional                      Total
                                   Preferred         of                       Paid-In      Accumulated    Stockholders'
                                     Stock         Shares         Amount      Capital         Deficit        Equity
                                     -----         ------         ------      -------         -------        ------

Balance at December 31, 1995     $   21,000           --            --            --          (22,684)        (1,684)

Redemption of 210 shares of
  preferred stock ...........       (21,000)          --            --            --             --          (21,000)

Issuance of 707,610 shares of
  common stock ..............          --          707,610         7,076     6,322,086           --        6,329,162

Net loss ....................          --             --            --            --         (342,295)      (342,295)
                                 ------          ---------        ------     ---------       --------      ---------

Balance at December 31, 1996           --          707,610         7,076     6,322,086       (364,979)     5,964,183

Issuance shares of common
  stock at $9.00 ............          --           77,452           774       689,545           --          690,319

Two-for-one stock split on
  December 15, 1997 .........          --          785,062         7,851        (7,851)          --             --

Issuance of shares at $4.50 .          --            1,500            15         6,735           --            6,750

Net earnings ................          --             --            --            --          109,506        109,506
                                 ------          ---------        ------     ---------       --------      ---------

Balance at December 31, 1997     $     --        1,571,624        15,716     7,010,515       (255,473)     6,770,758
                                 ======          =========        ======     =========       ========      =========

See Accompanying Notes to Consolidated Financial Statements.

          CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

                Consolidated Statements of Cash Flows


                                                                                    Year Ended December 31,
                                                                                    -----------------------
                                                                                      1997           1996
                                                                                      ----           ----
Cash flows from operating activities:
  Net earnings (loss)  ....................................................    $    109,506         (342,295)
  Adjustments to reconcile net earnings (loss)
     to net cash used in
    operating activities:
    Depreciation ..........................................................          82,818           73,610
    Provision for loan losses .............................................         153,000          145,000
    Provision (credit) for deferred income taxes ..........................          65,957         (191,000)
    Amortization of loan fees, premiums and discounts .....................        (148,005)         (19,340)
    (Increase) decrease in accrued interest
       receivable and other assets ........................................        (175,746)          14,592
    Loans originated for sale .............................................      (4,687,283)            --
    Sale of loans originated for sale .....................................       4,755,759             --
    Gain on sale of loans .................................................         (68,476)            --
    Increase in accrued interest payable
       and other liabilities ..............................................         165,352           24,503
                                                                               ------------         --------

       Net cash provided by (used in)
          operating activities ............................................         252,882         (294,930)
                                                                               ------------         --------

Cash flows from investing activities:
  Purchase of securities held to maturity .................................      (1,750,000)      (5,220,309)
  Maturities of securities held to maturity ...............................       1,500,000        3,000,000
  Net increase in loans ...................................................     (14,317,557)     (12,261,552)
  Purchase of premises and equipment ......................................        (635,675)      (1,163,961)
                                                                               ------------         --------

       Net cash used in investing activities ..............................     (15,203,232)     (15,645,822)
                                                                               ------------         --------

Cash flows from financing activities:
  Net increase in demand, savings, NOW and
     money-market deposits ................................................       9,301,625       11,454,619
  Net increase in time deposits ...........................................       9,751,638        6,430,485
  Net (decrease) increase in official checks ..............................        (106,182)         579,703
  Repayment of advances from organizers ...................................            --           (239,000)
  Redemption of preferred stock ...........................................            --            (21,000)
  Sale of common stock ....................................................         697,069        6,329,162
  Payment of mortgage payable .............................................        (525,000)        (593,806)
                                                                               ------------         --------

       Net cash provided by financing activities ..........................      19,119,150       23,940,163
                                                                               ------------         --------

Net increase in cash and cash equivalents .................................       4,168,800        7,999,411

Cash and cash equivalents at beginning of year ............................       8,041,777           42,366
                                                                               ------------         --------

Cash and cash equivalents at end of year ..................................    $ 12,210,577        8,041,777
                                                                               ============        =========

Supplemental disclosure of cash flow information:
Cash paid during the year for:
    Interest ..............................................................    $  1,093,507          233,273
                                                                               ============        =========

    Income taxes...........................................................    $   --                  --
                                                                               ============        =========

  Noncash transactions-
    Issuance of mortgage payable for
      acquisition of property .............................................    $  --                 525,000
                                                                               ========              =======


See Accompanying Notes to Consolidated Financial Statements.

          CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

             Notes to Consolidated Financial Statements

           For the Years Ended December 31, 1997 and 1996


(1)  Summary of Significant Accounting Policies
  Organization. Citizens Community Bancorp, Inc. (the "Holding Company") was incorporated on May 24, 1995. The Holding Company owns 100% of the outstanding common stock of Citizens Community Bank of Florida (the "Bank") and 100% of Citizens Financial Corp. ("Citizens Financial") (collectively the "Company"). The Holding Company was organized simultaneously with the Bank and its primary business is the ownership and operation of the Bank and Citizens Financial. The Bank is a Florida state-chartered commercial bank and is insured by the Federal Deposit Insurance Corporation. The Bank opened for business on March 8, 1996 and provides community banking services to businesses and individuals in Collier County, Florida. Citizens Financial was formed and commenced business as a mortgage broker in 1997.

  Basis of Presentation.  The accompanying  consolidated financial statements of the Company include the accounts of the Holding Company, the Bank and Citizens Financial. All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting practices of the Company conform to generally accepted accounting principles and to general practices within the banking industry.

  Estimates.   The  preparation  of  financial  statements  in  conformity  with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Securities Held to Maturity. United States government treasury and agency securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.

  Loans Held for Sale. Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. At December 31, 1997 and 1996 there were no loans held for sale.

  Loans Receivable. Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

    Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

    The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

    The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

                                                                     (continued)

          CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

(1)  Summary of Significant Accounting Policies, Continued
  Premises  and  Equipment.  Premises  and  equipment  are  stated  at cost less
    accumulated   depreciation.   Depreciation   expense  is   computed  on  the
    straight-line basis over the estimated useful life of each type of asset.

  Stock-Based Compensation. Statement of Financial Accounting Standards No. 123,
    "Accounting for Stock-Based Compensation" ("Statement 123") establishes a "fair value" based method of accounting for stock-based compensation plans and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" (Opinion 25). The Company has elected to follow Opinion 25 and related interpretations in accounting for its employee stock options. Statement 123 requires the disclosure of proforma net earnings and earnings per share determined as if the Company accounted for its employee stock options under the fair value method of that Statement.

  Income Taxes. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

  Off-Balance-Sheet Instruments. In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they are funded.

  Advertising.  The Company expenses all media advertising as incurred.

  Fair Values of Financial Instruments. The following methods and assumptions were used by the Company in estimating fair values of financial instruments disclosed herein:

    Cash and Cash Equivalents. The carrying amounts of cash and cash equivalents approximate their fair value.

    Securities Held to Maturity. Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

    Loans. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

    Deposit Liabilities. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

    Accrued Interest. The carrying amounts of accrued interest approximate their fair values.

    Off-Balance-Sheet Instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

                                                                     (continued)

                CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

(1)  Summary of Significant Accounting Policies, Continued
  Earnings (Loss) Per Share.  Earnings  (loss) per share ("EPS") of common stock has been computed on the basis of the weighted-average number of shares of common stock outstanding. For purposes of calculating diluted EPS because there is no active trading market for the Company's common stock, the average book value per share was used. For 1997 and 1996, outstanding warrants and stock options were not dilutive. The weighted average number of shares outstanding in 1997 and 1996 were 1,558,457 and 1,331,624, respectively.

  Future Accounting Requirements. Financial Accounting Standards 130 - Reporting
    Comprehensive Income establishes standards for reporting comprehensive income. The Standard defines comprehensive income as the change in equity of an enterprise except those resulting from stockholder transactions. All components of comprehensive income are required to be reported in a new financial statement that is displayed with equal prominence as existing financial statements. The Company will be required to adopt this Standard effective January 1, 1998. As the Statement addresses reporting and presentation issues only, there will be no impact on operating results from the adoption of this Standard.

    Financial Accounting Standards 131 - Disclosures about Segments of an Enterprise and Related Information establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company will be required to adopt this Standard effective January 1, 1998. As the Standard addresses reporting and disclosure issues only, there will be no impact on operating results from adoption of this Standard.

(2)  Securities Held to Maturity
  Securities have been classified as held to maturity, in accordance with management's intent. The carrying amount of securities and their approximate fair values are as follows:

                                             Amortized      Unrealized     Unrealized      Fair
                                               Cost            Gains         Losses        Value
                                             ---------      ----------     ----------      ----
December 31, 1997:
     U.S. Treasuries ...................    $  249,786            56           --          249,842
     U.S. Government agencies ..........     2,248,828          --           (1,410)     2,247,418
                                            ----------        ------         ------      ---------

                                            $2,498,614            56         (1,410)     2,497,260
                                            ==========        ======         ======      =========

December 31, 1996:
     U.S. Treasuries ...................     1,743,345        10,069         (2,251)     1,751,163
     U.S. Government agencies ..........       496,945          --           (5,079)       491,866
                                            ----------        ------         ------      ---------

                                            $2,240,290        10,069         (7,330)     2,243,029
                                            ==========        ======         ======      =========

  There were no sales of securities in 1997 or 1996.

  The scheduled maturities of securities at December 31, 1997 are as follows:
                                                                   Amortized             Fair
                                                                     Cost                Value
                                                                     ----                -----

              Due in one or less . . . . . . . . . . . . . .    $    998,614             998,200
              Due after one through five years . . . . . . .       1,500,000           1,499,060
                                                                ------------           ---------

                                                                $  2,498,614           2,497,260
                                                                ============           =========

                                                                                      (continued)

                CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

(3)  Loans
    The components of loans are as follows:

                                                                             At December 31,
                                                                             ---------------
                                                                          1997             1996
                                                                          ----             ----
Commercial real estate ..........................................    $  9,422,955        3,757,335
Residential real estate .........................................       7,260,686        4,384,301
Commercial ......................................................       7,710,001        3,814,584
Consumer ........................................................       2,261,622          305,332
                                                                     ------------       ----------

                                                                       26,655,264       12,261,552

Add (Subtract):
  Deferred costs (fees), net ....................................          62,885             (641)
  Allowance for loan losses .....................................        (298,000)        (145,000)
                                                                     ------------       ----------

Loans, net ......................................................    $ 26,420,149       12,115,911
                                                                     ============       ==========

  An analysis of the change in the allowance for loan losses follows:

                                                                          Year Ended December 31,
                                                                          -----------------------
                                                                           1997             1996
                                                                           ----             ----

       Beginning balance ............................................    $145,000             --
       Provision for loan losses ....................................     153,000          145,000
                                                                         --------          -------

                                                                         $298,000          145,000
                                                                         ========          =======

The Company had no impaired loans in 1997 or 1996

                                                                                       (continued)

                CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

(4)  Premises and Equipment
  A summary of premises and equipment follows:


                                                                          At December 31,
                                                                          ---------------
                                                                     1997                1996
                                                                     ----                ----

         Land. . . . . . . . . . . . . . . . . . . . . .       $    931,056             931,056
         Bank premises . . . . . . . . . . . . . . . . .          1,581,383             536,576
         Construction in progress. . . . . . . . . . . .             -                  696,276
         Furniture, fixtures and equipment . . . . . . .            442,775             163,566
                                                                -----------           ---------

               Total, at cost. . . . . . . . . . . . . .          2,955,214           2,327,474

               Less accumulated depreciation . . . . . .            109,217              34,334
                                                                -----------           ---------

               Premises and equipment, net . . . . . . .        $ 2,845,997           2,293,140
                                                                ===========           =========

(5)  Deposits
  The aggregate amount of certificates of deposit with a minimum denomination of $100,000, was approximately $4,019,000 and $1,467,000 at December 31, 1997 and 1996, respectively.

  A schedule of maturities of certificates of deposit follows:

              Year Ending
              December 31,                          Amount
              ------------                          ------
              1998. . . . . . . . .             $ 11,532,779
              1999. . . . . . . . .                4,261,691
              2000. . . . . . . . .                  285,653
              2001. . . . . . . . .                       --
              2002 and thereafter .                  102,000
                                                ------------

                                                $ 16,182,123
                                                ============

(6)  Mortgage Payable
    At December 31, 1996, the Company had an 8% note payable collateralized by a mortgage on a future branch site. The note was payable based on a 20 year amortization with a balloon payment due 2001. This note was repaid during 1997.

                                                                     (continued)

                CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

(7) Financial Instruments
    The Company is a party to financial instruments with  off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

    The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counterparty.

    The estimated fair values of the Company's financial instruments were as follows (in thousands):

                                               At December 31, 1997    At December 31, 1996
                                               --------------------    --------------------
                                                 Carrying      Fair    Carrying      Fair
                                                  Amount       Value     Amount      Value
                                                  ------       -----     ------      -----
Financial assets:
     Cash and cash equivalents ...............    $12,211     12,211      8,042      8,042

     Securities held to maturity .............      2,499      2,497      2,241      2,243

     Loans receivable ........................     26,420     26,681     12,116     12,116

     Accrued interest receivable .............        220        220        101        101

Financial liabilities:

     Deposit liabilities .....................     36,938     37,053     17,885     17,921

  A summary of the notional amounts of the Company's financial instruments, which approximates market value with off balance sheet risk at December 31, 1997 follows (in thousands):

              Unfunded loan commitments at variable rates.          $    997
                                                                    ========

              Available lines of credit. . . . . . . . . .           $ 5,110
                                                                     =======

                                                                     (continued)

                CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

(8)  Credit Risk
    The Company grants the majority of its loans to borrowers throughout Collier County, Florida. Although the Company has a diversified loan portfolio, a significant portion of its borrowers' ability to honor their contracts is dependent upon the economy in Collier County, Florida.

(9)  Income Taxes
    The income tax provision (benefit) consisted of the following:

                                        Year Ended December 31,
                                        -----------------------
                                        1997               1996
                                        ----               ----
         Deferred:
           Federal . . . . .         $ 56,317            (163,000)
           State . . . . . .            9,640             (28,000)
                                        -----             -------

              Total deferred
                provision (credit)   $ 65,957            (191,000)
                                     ========            ========

  The reasons for the differences between the statutory federal income tax rate and the effective tax rate are summarized as follows:

                                                                       1997                      1996
                                                            ------------------------     ---------------------
                                                                              % of                      % of
                                                                             Pretax                    Pretax
                                                               Amount       Earnings     Amount        Loss
                                                               ------       --------     ------        ----
Income tax benefit at statutory Federal
      income tax rate ...................................    $  59,657        34.0%   $(181,320)      (34.0)%
Increase (decreases) resulting from
      State taxes, net of federal tax benefit ...........        6,362         3.6      (18,480)       (3.4)
      Other .............................................          (62)         --        8,800         1.6
                                                             ---------        ----    ---------       -----

                                                             $  65,957        37.6%   $(191,000)      (35.8)%
                                                             =========        ====    =========       =====

                                                                                                  (continued)

          CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

(9)  Income Taxes, Continued
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below.

                                                                        At December 31,
                                                                        ---------------
                                                                       1997         1996
                                                                       ----         ----
Deferred tax assets:
     Allowance for loan losses ..................................    $   --        45,000
     Contributions ..............................................       1,451       1,000
     Net operating loss carryforward ............................     154,500     158,000
     Organization and start-up costs ............................      33,753        --
                                                                     --------     -------

     Total deferred tax asset ...................................     189,704     204,000
                                                                     --------     -------

Deferred tax liabilities:
     Depreciation ...............................................      25,522        --
     Accrual to cash adjustment .................................      24,154        --
     Allowance for loan losses ..................................       1,985        --
                                                                     --------     -------

     Total deferred tax liabilities .............................      51,661        --
                                                                     --------     -------

     Net deferred income taxes ..................................    $138,043     204,000
                                                                     ========     =======

  AtDecember 31, 1997, the Company had a net operating loss carryforward for federal and state income tax purposes of approximately $411,000 to offset future taxable income, which expires in the year 2011.

(10)  Stock Options
  The Company established an Incentive Stock Option plan for officers and employees and reserved 200,000 shares of common stock for the plan. At December 31, 1997, 36,600 shares remain available for grant. The options vest at the rate of 20% per year beginning one year after grant.

                                                                 Range
                                                                 of Per   Weighted-
                                                     Number      Share     Average  Aggregate
                                                     of          Option   Per Share  Option
                                                     Shares      Price      Price    Price
                                                     ------      -----      -----    -----

Outstanding at December 31, 1995  ...............        --     $ --           --     --
Options granted .................................      51,000     4.50        4.50  229,500
                                                      -------                       -------

Outstanding at December 31, 1996  ...............      51,000     4.50        4.50  229,500
Options granted .................................     125,000     4.50-6.00   5.18  648,090
Options terminated ..............................     (12,600)    4.50        4.50  (56,700)
Options exercised ...............................      (8,000)    4.50        4.50  (36,000)
                                                      -------                       -------

Outstanding at December 31, 1997  ...............     155,400   $ 4.50-6.00   5.05  784,890
                                                      =======   ====== ====   ====  =======

  The weighted-average remaining contractual of the outstanding stock options at December 31, 1997 and 1996 was 114 months and 76.8 months, respectively.

                                                                     (continued)

                CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

(10)  Stock Options, Continued
  These options are exercisable as follows:

          Year Ending
          -----------
                                    1998 . . . . . .      43,800
                                    1999 . . . . . .      28,600
                                    2000 . . . . . .      28,600
                                    2001 . . . . . .      25,800
                                    2002 . . . . . .      28,600
                                                          ------

                                                         155,400
                                                         =======

   In order to calculate the fair value of the options, it was assumed that the risk-free interest rate was 6.0%, there would be no dividends paid by the Company over the exercise period, the expected life of the options would be the entire exercise period and stock volatility would be zero due to the lack of an active market for the stock. The following information pertains to the fair value of the options granted to purchase common stock:

                                                                   1997        1996
                                                                   ----        ----
       Weighted-average grant-date fair value of options
          issued during the year . . . . . . . . . . . .        $ 168,041     59,505
                                                                =========     ======

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net earnings and earnings per share were as follows:

                                                                    1997          1996
                                                                    ----          ----

Net earnings (loss) - as reported .......................    $   109,506      (342,295)
Net earnings (loss) - pro forma .........................         97,605      (342,295)
Basic earnings (loss) per share - as reported ...........            .07          (.26)
Basic earnings (loss) per share - pro forma .............            .06          (.26)

(11)  Stockholders' Equity
  The Board of Directors voted to split the common shares on a two-for-one basis effective December 15, 1997. All share amounts reflect this split.

  The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 1997, the Bank had no amounts available for dividends.

  As of December 31, 1996, the Company had sold 1,415,220 shares of common stock for an aggregate of $6,368,490. The Company incurred $39,328 in offering expenses relating to their public offering of the Company's common stock and warrants. Offering expenses were deducted from the proceeds received from the sale of common stock and warrants.

  During the initial offering period shares were offered in units with a unit consisting of one share of common stock and one warrant. Each warrant entitles the holder thereof to purchase one share of additional common stock for $4.50 per share during the 24 month period ending June 16, 1998. There were 670,000 warrants issued and as of December 31, 1997 there were 642,775 warrants outstanding entitling the holders to purchase 642,775 shares of the Company's stock.

                                                                     (continued)

                CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

(12) Regulatory Matters
  The Holding  Company  and the Bank are subject to various  regulatory  capital requirements administered by various regulatory banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Company meets all capital adequacy requirements to which it is subject.

  Asof December  31,  1997,  the most recent  notification  from the  regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios are also presented in the table (dollars in thousands).

                                                                               To Be Well
                                                                            Capitalized Under
                                                            Minimum          the Provisions
                                                          For Capital        of Prompt and
                                            Actual     Adequacy Purposes:  Corrective Action
                                            ------     ------------------  -----------------
                                    Amount         %    Amount        %     Amount        %
                                    ------         -    ------        -     ------        -
  As of December 31, 1997:
  Total capital (to Risk
  Weighted Assets) .............    $4,643       17.67% $2,102       8.00% $2,627      10.0%
  Tier I Capital (to Risk
  Weighted Assets) .............     4,354       16.57   1,051       4.00   1,576       6.0
  Tier I Capital
  (to Average Assets)  .........     4,354       10.67   1,633       4.00   2,041       5.0

As of December 31, 1996:
  Total capital (to Risk
  Weighted Assets) .............     3,890       30.80   1,011       8.00   1,264      10.0
  Tier I Capital (to Risk
  Weighted Assets) .............     3,747       29.65     505       4.00     758       6.0
  Tier I Capital
  (to Average Assets)  .........     3,747       19.46     770       4.00     963       5.0

                                                                     (continued)

                CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

(13)  Parent Company Only Financial Information
  The Holding Company's financial information is as follows:

                            Condensed Balance Sheets
                                 (In thousands)
                                         At December 31,
                                         ---------------
                                         1997     1996
                                         ----     ----
 Assets
Cash ...............................    $  271     1,313
Loans receivable ...................     1,261       661
Investment in subsidiary ...........     4,458     3,747
Premises and equipment, net ........       785       754
Other assets .......................      --          23
                                       ------     -----

             Total assets ..........    $6,775     6,498
                                        ======     =====

Liabilities and Stockholders' Equity

Mortgage payable ...................      --        525
Liabilities ........................         4        9
Stockholders' equity ...............      6,771    5,964
                                        -------    -----

              Total liabilities
               and stockholders' equity $ 6,775    6,498
                                        =======    =====

                       Condensed Statements of Operations
                                 (In thousands)
                                            Year Ended
                                           December 31,
                                           ------------
                                         1997       1996

Revenues ...........................    $ 162        69
Expenses ...........................     (146)      (78)
                                        -----      ----

   Income (loss) before income
     (loss) of subsidiary ..........       16        (9)
   Income (loss) of subsidiary .....       94      (333)
                                        -----      ----

   Net income (loss) ...............    $ 110      (342)
                                        =====      ====

                                             (continued)

                CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

(13)  Parent Company Only Financial Information, Continued


                       Condensed Statements of Cash Flows
                                 (In thousands)
                                                                                Year Ended
                                                                               December 31,
                                                                               ------------
                                                                             1997        1996
                                                                             ----        ----
Cash flows from operating activities:
     Net earnings (loss) .............................................    $   110        (342)
     Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
          Equity in undistributed (earnings) loss of subsidiaries ....        (94)        333
          Net decrease in other assets ...............................         23         137
          Decrease in other liabilities ..............................         (5)        (40)
          Depreciation ...............................................         17           3
                                                                          -------       -----

          Net cash provided by operating activities ..................         51          91
                                                                          -------       -----

Cash flows from investing activities:
     Purchase of property and equipment, net of transfer to subsidiary        (48)        446
     Net increase in loans receivable ................................       (600)       (661)
                                                                          -------       -----

          Net cash used in investing activities ......................       (648)       (215)
                                                                          -------       -----

Cash flows from financing activities:
     Repayment of mortgage note payable ..............................       (525)       (594)
     Net proceeds from issuance of common stock ......................        697       6,329
     Retire preferred stock ..........................................       --           (21)
     Repayment of advances from organizers ...........................       --          (239)
     Investment in subsidiary ........................................       (617)     (4,080)
                                                                          -------       -----

          Net cash provided by financing activities ..................       (445)      1,395
                                                                          -------       -----

Net (decrease) increase in cash ......................................     (1,042)      1,271

Cash at beginning of the year ........................................      1,313          42
                                                                          -------       -----

Cash at end of year ..................................................    $   271       1,313
                                                                          =======       =====

STOCK ORDER FORM &                           Citizens Community Bancorp, Inc.
CERTIFICATION        (Holding Company for Citizens Community Bank of Florida)

                          (Initial Offering Order Form)

Note:  Please read the Stock Order Form Guide and Instructions on the back of this form before completion
--------------------------------------------------------------------------------

Deadline: The Initial Offering ends at 5:00 p.m., Local Time, July 23, 1998. Your Stock Order Form and Certification Form, properly executed and with the correct payment, must be received at the address on the bottom of this form by this deadline, or it will be considered void. The Minimum Offering will expire on September 6, 1998 and the Offering will be terminated, unless 300,000 shares of Common Stock have been subscribed for in the Offering by 5:00 p.m., Local Time, on September 6, 1998. The Community Offering will expire on April 13, 1999, unless terminated by the Company beforehand.


--------------------------------------------------------------------------------
Number of Shares
--------------------------------------------------------------------------------
      (1) Number of Shares    Price Per Share   (2) Total Amount Due

         ________________  x      $7.50       =        $___________

The minimum number of shares that may be subscribed for is 100. The maximum amount any person may purchase in the Initial Offering is 3,000 shares. The maximum any individual may subscribe for in the Community Offering is 15,000 shares. The total any participant may purchase in the Initial Offering and the Community Offering (excluding officers and directors of CCBI) is 15,000 shares. In addition, no person, together with associates of, and persons acting in concert with such persons, may purchase more than 9.9% of the total number of shares outstanding following the completion of the Offering.


--------------------------------------------------------------------------------
Method of Payment and Purchaser Information
--------------------------------------------------------------------------------

(3) Enclosed is a check, bank draft or money order payable to Independent Bankers' Bank of Florida FBO CCBI of $___________.

(4) Check here if you are a shareholder of CCBI as of the close of business on April 14, 1998.

(5) Check here if you are a Depositor with a demand account with Citizens Community Bank of Florida as of April 14, 1998. If yes, enter your account number in the space provided: ____________________.

(6) Check here if you are a director or employee of CCBI or a member of such person's immediate family.

(7) If purchasing through a broker/dealer, please list the name, address, and phone number in the space provided.

Name: ____________________________________________________________
Street Address: __________________________________________________
City: ____________________________________________________________
State: _________________________________ Zip Code: _______________
Phone Number: ( ) ________________________________________________

--------------------------------------------------------------------------------
Stock Registration
--------------------------------------------------------------------------------
(8)   Form of stock ownership
     Individual          Uniform Transfer to Minors
     Joint Tenants       Uniform Gift to Minors
     Tenants in Common   Corporation
     Partnership         Individual Retirement Account
     Fiduciary/Trust (Under Agreement Dated ________)

--------------------------------------------------------------------------------
Name                               Social Security or Tax I.D.


--------------------------------------------------------------------------------
Name                               Daytime Telephone


--------------------------------------------------------------------------------
Street Address                     Evening Telephone


--------------------------------------------------------------------------------
City                State          Zip Code            State of Residence



--------------------------------------------------------------------------------


================================================================================
  OFFICE USE                            Batch # _____
          Date Rec'd  ___/___/___       Order # _____
          Check # _____                 Category _____
          Amount $ _____                Initials _____
================================================================================

--------------------------------------------------------------------------------
NASD Affiliation (This section only applies to those individuals who meet the delineated criteria)
--------------------------------------------------------------------------------

     Check here if you are a member of the National Association of Securities Dealers, Inc. ("NASD"), a person associated with an NASD member, a member of the immediate family of any such person to whose support such person contributes, directly or indirectly, or the holder of an account in which an NASD member or person associated with an NASD member has a beneficial interest. To comply with conditions under which an exemption from the NASD's Interpretation with Respect to Free-Riding and Withholding is available, you agree, if you have checked the NASD affiliation box: (1) not to sell, transfer or hypothecate the shares subscribed for herein for a period of three months following the issuance, and
(2) to report this subscription in writing to the applicable NASD member within one day of the payment therefor.


--------------------------------------------------------------------------------
Acknowledgments
--------------------------------------------------------------------------------

1. By signing below, I acknowledge receipt of the Prospectus dated April 14, 1998 and that I have reviewed all provisions therein. I understand that I may not change or revoke my order once it is received by CCBI. I also certify that this stock order is for my account and there is no agreement or understanding regarding any further sale or transfer of these shares. I understand and agree that I am prohibited from transferring, or entering into any agreement, directly or indirectly, to transfer the legal or beneficial ownership of subscription rights in the Initial Offering or the underlying securities to the account of another person. CCBI will pursue any and all legal equitable remedies in the event it becomes aware of the transfer of subscription rights and will not honor orders known by it to involve such transfer.

2. Under penalties of perjury, I further certify that:

   (i) the social security number or taxpayer identification number given above is correct, and

   (ii)        I am not subject to backup withholding.

   If you have  been  notified  by the  Internal  Revenue  Service  that you are
   subject  to  backup  withholding  because  of  under-reporting   interest  or
   dividends on your tax return, you must cross out Item (ii) above.

3. By signing below, I also acknowledge that I have not waived any rights under the Securities Act of 1933 and the Securities Exchange Act of 1934.

4 By signing below, I hereby represent to CCBI that the purchase of shares subscribed for complies with the "Purchase Limitation" set forth in the Prospectus dated April 14, 1998.

5. By signing below, I certify that before purchasing the Common Stock of CCBI that I received a copy of the Prospectus dated, April 14, 1998, which discloses the nature of the Common Stock being offered thereby and describes certain risks involved in an investment in the Common Stock under the heading "Risk Factors" beginning on page 9 of the Prospectus.


Signature


THIS FORM MUST BE SIGNED AND DATED. THIS ORDER IS NOT VALID IF THE STOCK ORDER FORM IS NOT SIGNED. YOUR ORDER WILL BE FILLED IN ACCORDANCE WITH THE PROVISIONS OF THE PROSPECTUS.

When purchasing as a custodian, corporate officer, etc.; include your full title. An additional signature is required only if payment is by withdrawal from an account that requires more than one signature to withdraw funds.


--------------------------------------------------------------------------------
Signature                    Title (if applicable)                  Date
--------------------------------------------------------------------------------


1.
--------------------------------------------------------------------------------

2.
--------------------------------------------------------------------------------

3.
--------------------------------------------------------------------------------


THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

                    RETURN THIS FORM TO:     Citizens Community Bancorp, Inc.
                                             Attn: Stock Sales Center
                                             650 E. Elkcam Circle
                                             Marco Island, FL   34145

CITIZENS
COMMUNITY
BANCORP, INC.



--------------------------------------------------------------------------------
Instruction
--------------------------------------------------------------------------------

Items 1 and 2 - Fill in the number of shares that you wish to purchase and the total payment due. The amount due is determined by multiplying the number of shares by the Subscription Price of $7.50 per share. The minimum purchase is 100 shares. With the exception of officers and directors of the Company, the maximum amount any participant may purchase in the Offering is 15,000 shares (3,000 in the Initial Offering, and 15,000 shares, in the aggregate, in the Initial Offering and Community Offering). In addition, no person, together with associates of, and persons acting in concert with such person, may purchase more than 9.9% of the total number of shares outstanding following the completion of the Offering.

CCBI has reserved the right to reject the subscription of any order received in the Community Offering, if any, in whole or in part.

Item 3 - Payment for shares may be made by check, bank draft or money order made payable to "Independent Bankers' Bank of Florida FBO CCBI." DO NOT MAIL CASH. Your funds will be returned promptly with interest if the Offering is terminated.

Item 4 - Check here if you were a shareholder of record of CCBI at the close of business on April 14, 1998.

Item 5 - Check here if you were a Depositor of record of Citizens Community Bank of Florida with a demand account with a balance of $1,000 or more at the close of business on April 14, 1998.

Item 6 - Please check this box if you are a director, officer, or employee of CCBI or any of its subsidiaries or a member of such person's immediate family.

Item 7 - If purchasing through a broker/dealer please list the name, address and phone number in this box.

Item 8 - The stock transfer industry has developed a uniform system of shareholder registrations that we will use in the issuance of CCBI common stock. Print the name(s) in which you want the shares registered and the mailing address of the registration. Include the first name, middle initial and last name of the shareholder. Avoid the use of two initials. Please omit words that do not affect ownership rights, such as "Mrs.," "Mr.," "Dr.," "special account," etc.

SEE YOUR LEGAL OR FINANCIAL ADVISOR IF YOU ARE UNSURE ABOUT THE CORRECT REGISTRATION OF YOUR STOCK.

Individual - The shares are to be registered in an individual's name only. You may not list beneficiaries for this ownership.

Tenants in Common - Tenants in common may also identify two or more owners. When shares are held by tenants in common, upon the death of one co-tenant, ownership of the shares will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant. All parties must agree to the transfer or sale of shares held by tenants in common. You may not list beneficiaries for this ownership.

Individual Retirement Account - Individual Retirement Account ("IRA") holders may make share purchases from their deposits through a pre-arranged "trustee-to-trustee" transfer. Shares may only be held in a self-directed IRA. Citizens Bank does not offer a self-directed IRA. Please contact the Stock Sales Center if you have any questions about your IRA account. There will be no early withdrawal or IRS penalties incurred in these transactions.

                                       (Front)

Uniform Gift to Minors - For residents of many states, shares may be held in the name of a custodian for the benefit of a minor under the Uniform Transfers to Minors Act. For residents in other states, shares may be held in a similar type of ownership under the Uniform Gift to Minors Act of the individual states. For either type of ownership, the minor is the actual owner of the shares with the adult custodian being responsible for the investment until the child reaches legal age.

On the first line, print the first name, middle initial and last name of the custodian, with the abbreviation "CUST" and "Unif Tran Min Act" or "Unif Gift Min Act" after the name. Print the first name, middle initial and last name of the minor on the second "NAME" line. Standard U.S. Postal Service state abbreviations should be used to describe the appropriate state. For example, shares held by John Doe as custodian for Susan Doe under the Ohio Transfer to Minors Act will be abbreviated John Doe, CUST Susan Doe Unif Tran Min Act. OH. Use the minor's Social Security Number. Only one custodian and one minor may be designated.

Joint Tenants - Joint Tenants with right of survivorship identifies two or more owners. When shares are held by joint tenants with rights of survivorship, ownership automatically passes to the surviving joint tenant(s) upon the death of any joint tenant. You may not list beneficiaries for this ownership.

Corporation/Partnership - Corporations/Partnerships may purchase shares. Please provide the Corporation's/Partnership's legal name and Tax I.D.

Fiduciary/Trust - Generally, fiduciary relationships (such as trusts, estates, guardianships, etc.) are established under a form of trust agreement or pursuant to a court order. Without a legal document establishing a fiduciary relationship, your shares may not be registered in a fiduciary capacity.

On the first "NAME" line, print the first name, middle initial and last name of the fiduciary if the fiduciary is an individual. If the fiduciary is a corporation, list the corporate title on the first "NAME" line. Following the name, print the fiduciary "title" such as trustee, executor, personal representative, etc.

On the second "NAME" line, print either the name of the maker, donor or testator OR the name of the beneficiary. Following the name, indicate the type of legal document establishing the fiduciary relationship (agreement, court order, etc.). In the blank after "Under Agreement Dated," fill in the date of the document governing the relationship. The date of the document need not be provided for a trust created by a will.

An example of fiduciary ownership of stock in the case of a trust is: "John D. Smith, Trustee for Thomas A. Smith Trust Under Agreement Dated June 9, 1987."


--------------------------------------------------------------------------------
Definition of Associate
--------------------------------------------------------------------------------

A person's Associates consist of the following: (a) any corporation or other organization (other than Citizens Community Bancorp, Inc. ["CCBI"], Citizens Community Bank of Florida ["Bank"], or a majority owned subsidiary of the Bank) of which such person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities; (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not in include any tax-qualified employee stock benefit plan of CCBI or the Bank in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such person, or any relative of such person, who either has the same home as such person or who is a director or officer of CCBI or the Bank or any of their subsidiaries.


--------------------------------------------------------------------------------
Non-Transferability of Rights
--------------------------------------------------------------------------------

Subscription rights are not transferable. If you are a qualified shareholder, to protect your priority over other purchasers as described in the Prospectus, you must take ownership in at least one of the account holder's names. Enter the Social Security or Tax I.D. number of one registered owner. This registered owner must be listed on the first "NAME" line. BE SURE TO INCLUDE YOUR TELEPHONE NUMBER BECAUSE WE WILL NEED TO CONTACT YOU IF WE CANNOT EXECUTE YOUR ORDER AS GIVEN. Review the Stock Ownership Guide and refer to the instructions for Uniform Gift to Minors/Uniform Transfer to Minors and Fiduciaries.